EXHIBIT 10.4

Execution Version

MPL SITE MASTER LEASE AGREEMENT
BY AND AMONG
EACH T-MOBILE COLLOCATOR NAMED HEREIN
T-MOBILE USA, INC.
AND
CCTMO LLC

Dated as of November 30, 2012

TABLE OF CONTENTS

-i-

-ii-

EXHIBIT LIST

Exhibit A	List of Sites
Exhibit B	List of Lease Sites
Exhibit C	Form of Site Lease Agreement
Exhibit D	Form of Memorandum of Site Lease Agreement
Exhibit E	Hypothetical Equipment Configuration
Exhibit F	Form of Agreement and Consent
Exhibit G	Form of Paying Agent Agreement

Schedule 1-A	23 Year Lease Sites
Schedule 1-B	24 Year Lease Sites
Schedule 1-C	25 Year Lease Sites
Schedule 1-D	26 Year Lease Sites
Schedule 1-E	27 Year Lease Sites
Schedule 1-F	28 Year Lease Sites
Schedule 1-G	29 Year Lease Sites
Schedule 1-H	30 Year Lease Sites
Schedule 1-I	31 Year Lease Sites
Schedule 1-J	32 Year Lease Sites
Schedule 1-K	33 Year Lease Sites
Schedule 1-L	34 Year Lease Sites
Schedule 1-M	35 Year Lease Sites
Schedule 1-N	36 Year Lease Sites
Schedule 1-O	37 Year Lease Sites
Schedule 9(c)	Sample Wind Load Surface Area Calculations

MPL SITE MASTER LEASE AGREEMENT
This MPL SITE MASTER LEASE AGREEMENT (this “Agreement”) is entered into this 30th day of November, 2012 (the “Effective Date”), by and among CCTMO LLC, a Delaware limited liability company, as Tower Operator, T-MOBILE USA, INC., a Delaware corporation (“T-Mobile Parent”), and each T-Mobile Collocator named on the signature pages hereto. Each T-Mobile Collocator, T-Mobile Parent and Tower Operator are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.
RECITALS:
A.     Certain Affiliates of T-Mobile Parent operate the Sites, which include Towers and related equipment and such Affiliates either own, ground lease or otherwise have an interest in the land on which such Towers are located;
B.     Tower Operator, as lessee, leases the Sites pursuant to the Master Prepaid Lease dated the Effective Date, among T-Mobile Parent, T-Mobile Lessors and Tower Operator (the “MPL”); and
C.     Tower Operator desires to lease or give T-Mobile Collocator the right to use and operate on a portion of each of the Sites pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties agree as follows:

Section 1.    Definitions.

(a)Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings when used herein with initial capital letters:

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person.
“Agreement” has the meaning set forth in the preamble and includes all subsequent modifications and amendments hereof. References to this Agreement in respect of a particular Site shall include the Site Lease Agreement therefor; and references to this Agreement in general and as applied to all Sites shall include all Site Lease Agreements.
“Assumption Requirements” means, with respect to any assignment by Tower Operator or T-Mobile Collocator of this Agreement (the “assigning party”), that (i) the applicable assignee has creditworthiness, or a guarantor with creditworthiness, reasonably sufficient to perform the obligations of the assigning party under this Agreement or that the assigning party remains liable for such obligations notwithstanding such assignment and (ii) the assignee assumes and agrees to perform all of the obligations of the assigning party hereunder.
“Available Space” means, as to any Site, the portion of the Tower and Land not constituting T-Mobile Collocation Space that is available for lease to or collocation by any Tower Subtenant and all rights appurtenant to such portion, space or area.
“Award” means any amounts paid, recovered or recoverable as damages, compensation or proceeds by reason of any Taking, including all amounts paid pursuant to any agreement with any Person which was made in settlement or under threat of any such Taking, less the reasonable costs and expenses incurred in collecting such amounts.
“Bankruptcy” means a proceeding, whether voluntary or involuntary, under the federal bankruptcy laws, a foreclosure, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor's rights or remedies in respect of payment upon a breach or default in respect of any obligation.
“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
“Cables” means co-axial cabling, electrical power cabling, ethernet cabling, fiber-optic cabling or any other cabling or wiring necessary for operating Communications Equipment together with any associated conduit piping necessary to encase or protect any such cabling.
“CERCLA” means The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including those for bodily injury (including death) and property damage (including the loss of use thereof) and reasonable attorneys' and accountants' fees and expenses).
“Collocation Agreement” means an agreement, including master leases, between a T-Mobile Group Member (prior to the Effective Date) or Tower Operator (on or after the Effective Date), on the one hand, and a third party (provided that if such agreement is with a T-Mobile Group Member, such third party is not an Affiliate of such T-Mobile Group Member on the Effective Date), on the other hand, pursuant to which such T-Mobile Group Member or Tower Operator, as applicable, rents or licenses to such third party space at any Site (including space on a Tower), including all amendments, modifications, supplements, assignments, guaranties, side letters and other documents related thereto.

“Communications Equipment” means, as to any Site, all equipment now or hereafter installed at (i) the T-Mobile Collocation Space with respect to T-Mobile Collocator and (ii) any other portion of the Site with respect to a Tower Subtenant, for the provision of current or future communication services, including voice, video, internet and other data services.  Such equipment shall include switches, antennas, including microwave antennas, panels, conduits, flexible transmission lines, Cables, radios, amplifiers, filters, interconnect transmission equipment and all associated software and hardware, and will include any modifications, replacements and upgrades to such equipment.
“Communications Facility” means, as to any Site, (i) the T-Mobile Collocation Space, together with all T-Mobile Communications Equipment and T-Mobile Improvements at such Site (with respect to T-Mobile Collocator) or (ii) any other portion of the Site leased to or used or occupied by a Tower Subtenant, together with all of such Tower Subtenant Communications Equipment and such Tower Subtenant Improvements at such Site (with respect to a Tower Subtenant).
“Conversion Closing” means the conversion of (i) a Non-Contributable Site to a Contributable Site or (ii) a Pre-Lease Site into a Lease Site subsequent to the Effective Date.
“Conversion Closing Date” means, with respect to each Conversion Closing, the date on which such Conversion Closing is deemed to have occurred.
“CPI” means the Consumer Price Index for all Urban Consumers, U.S., City Average (1982-84 = 100) All Items Index, published by the Bureau of Labor Statistics, United States Department of Labor. If the CPI ceases to be compiled and published at any time during the Term of this Agreement, but a comparable successor index is compiled and published by the Bureau of Labor Statistics, United States Department of Labor, the adjustments provided for in this Agreement which are based on the change in CPI shall be computed according to such successor index, with appropriate adjustments in the index to reflect any material differences in the method of computation from the CPI. If, at any time during the Term of this Agreement, neither the CPI nor a comparable successor index is compiled and published by the Bureau of Labor Statistics, the comparable index for “all items” compiled and published by any other branch or department of the federal government shall be used as a basis for calculation of the CPI-related adjustments provided for in this Agreement, and if no such index is compiled and published by any branch or department of the federal government, the statistics reflecting cost of living increases or decreases, as applicable, as compiled by any institution or organization or individual generally recognized as an authority by financial and insurance institutions shall be used, in each case with appropriate adjustments to the index to reflect any material differences in the method of computation from the CPI.
“Emergency” means any event that causes, has caused or is likely to cause (i) any bodily injury, personal injury or material property damage, (ii) the immediate suspension, revocation, termination or any other adverse effect as to any licenses or permits, (iii) any material adverse effect on the ability of T-Mobile Collocator, or any Tower Subtenants, to operate Communications Equipment at any Site, (iv) any failure of any Site to comply in any material respect with applicable FCC or FAA regulations or other licensing requirements or (v) the termination of a Ground Lease.
“Environmental Law” or “Environmental Laws” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or public or workplace health and safety as may now or at any time hereafter be in effect, including the following, as same may be amended or replaced from time to time, and all regulations promulgated under or in connection with the Superfund Amendments and Reauthorization Act of 1986; CERCLA; The Clean Air Act; The Clean Water Act; The Toxic Substances Control Act; The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; The Hazardous Materials Transportation Act; and The Occupational Safety and Health Act of 1970.
“Excluded Equipment” means (i) any T-Mobile Communications Equipment or T-Mobile Improvements and (ii) any Tower Subtenant Communications Equipment or Tower Subtenant Improvements.
“FAA” means the United States Federal Aviation Administration or any successor federal Governmental Authority performing a similar function.
“FCC” means the United States Federal Communications Commission or any successor Governmental Authority performing a similar function.
“Force Majeure” means strike, riot, act of God, nationwide shortages of labor or materials, war, civil disturbance, act of the public enemy, explosion, hurricane, governmental Laws, regulations, orders or restrictions.
“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications and other authorizations to, from or with any Governmental Authority.
“Governmental Authority” means, with respect to any Person or any Site, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, in each case having jurisdiction over such Person or such Site.
“Ground Lease” means, as to any Site, the ground lease, sublease, or any easement, license or other agreement or document pursuant to which a T-Mobile Lessor or a T-Mobile Ground Lease Additional Party holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense or other interest in such Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Site), and including all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto.
“Ground Lessor” means, as to any Site, the “lessor,” “sublessor,” “landlord,” “licensor,” “sublicensor” or similar Person under the related Ground Lease.
“Ground Rent” means, as to any Site, all rents, fees and other charges payable by a T-Mobile Lessor or its Affiliates to the Ground Lessor under the Ground Lease for such Site.
“Hazardous Material” or “Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls or any hazardous, toxic or dangerous waste, substance or material defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of CERCLA.
“Improvements” means, as to each Site, (i) one or more equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters, huts or buildings, electrical service and access for the placement and servicing of T-Mobile Collocator's and, if applicable, each Tower Subtenant Improvement; (ii) buildings, huts, equipment shelters or exterior cabinets; (iii) batteries, generators and associated fuel tanks or any other substances, products, materials or equipment used to provide backup power; (iv) grounding rings; (v) fencing; (vi) signage; (vii) connections for telephone service or utility service up to the meter; (viii) hardware constituting a Tower platform to hold T-Mobile Collocator's and, if applicable, each Tower Subtenant Communications Equipment; (ix) access road improvements; (x) common shelters, if any; (xi) all marking/lighting systems and light monitoring devices; and (xii) such other equipment, alterations, replacements, modifications, additions and improvements as may be installed on or made to all or any component of a Site (including the Land and the Tower). Notwithstanding the foregoing, Improvements do not include Communications Equipment (including T-Mobile Communications Equipment or Tower Operator Communications Equipment).
“Included Property” means, with respect to each Site, (i) the Land related to such Site (including the interest in any Ground Lease), (ii) the Tower located on such Site (including the T-Mobile Collocation Space) and (iii) the related Tower Operator Equipment, Improvements (excluding T-Mobile Improvements and any Tower Subtenant Improvements) and the Tower Related Assets with respect to such Site.
“Indemnified Party” means a T-Mobile Indemnitee or a Tower Operator Indemnitee, as the case may be.
“Initial Lease Sites” means the Sites set forth on Exhibit B.

“Land” means the tract of land constituting a Site, together with all easements and other rights appurtenant thereto.
“Law” means any statute, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.
“Lease Site” means the (i) Initial Lease Sites and (ii) any Pre-Lease Site subject to this Agreement which is converted to a Lease Site pursuant to a Conversion Closing.
“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment or encumbrance of any kind in respect of such asset.
“Master Agreement” means the Master Agreement, dated as of September 28, 2012, by and among Crown Castle International Corp., Tower Operator and T-Mobile.
“Managed Site” means, for purposes of this Agreement and until any such Site is converted to a Lease Site as provided herein, each Site that is identified on Exhibit A, but is not identified as a Lease Site on Exhibit B and is therefore subject to this Agreement as a Managed Site as of the Effective Date, until such Site is converted to a Lease Site as provided herein. Managed Sites include all Non-Contributable Sites and all Pre-Lease Sites which have not yet been converted to Lease Sites.
“Memorandum of Site Lease Agreement” means as to any Site, a recordable memorandum of a Site Lease Agreement supplement to this Agreement, in substantially the form of Exhibit D attached to this Agreement.
“Modifications” means the construction or installation of Improvements on any Site or any part of any Site after the Effective Date, or the alteration, replacement, modification or addition to all or any component of a Site after the Effective Date, whether Severable or Non-Severable.
“Mortgage” means, as to any Site, any mortgage, deed to secure debt, deed of trust, trust deed or other conveyance of, or encumbrance against, the right, title and interest of a Party in and to the Land, Tower and Improvements on such Site as security for any debt, whether now existing or hereafter arising or created.
“Mortgagee” means, as to any Site, the holder of any Mortgage, together with the heirs, legal representatives, successors, transferees and assignees of the holder.
“Non-Contributable Site” means any Site that is not a Contributable Site.
“Non-Restorable Site” means a Site that has suffered a casualty that damages or destroys all or a Substantial Portion of such Site, or a Site that constitutes a non-conforming use under applicable Zoning Laws prior to such casualty, in either case such that either (i) Zoning Laws would not allow Tower Operator to rebuild a comparable replacement Tower on the Site substantially similar to the Tower damaged or destroyed by the casualty or (ii) Restoration of such Site under applicable Zoning

Law, using commercially reasonable efforts, in a period of time that would enable Restoration to be commenced (and a building permit issued) within one year after the casualty, would not be possible or would require either (A) obtaining a change in the zoning classification of the Site under applicable Zoning Laws, (B) the filing and prosecution of a lawsuit or other legal proceeding in a court of law or (C) obtaining a zoning variance, special use permit or any other permit or approval under applicable Zoning Laws that cannot reasonably be obtained by Tower Operator.
“Non-Severable” means, with respect to any Modification, any Modification that is not a Severable Modification.
“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority of competent jurisdiction.
“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.
“Prime Rate” means the rate of interest reported in the “Money Rates” column or section of The Wall Street Journal (Eastern Edition) as being the prime rate on corporate loans of larger U.S. Money Center Banks, or if The Wall Street Journal is not in publication on the applicable date, or ceases prior to the applicable date to publish such rate, then the rate being published in any other publication acceptable to T-Mobile Collocator and Tower Operator as being the prime rate on corporate loans from larger U.S. money center banks shall be used.
“Proceeds” means all insurance moneys recovered or recoverable by any T-Mobile Lessor, Tower Operator or T-Mobile Collocator as compensation for casualty damage to any Site (including the Tower and Improvements of such Site).
“Restoration” means, as to a Site that has suffered casualty damage or is the subject of a Taking, such restoration, repairs, replacements, rebuilding, changes and alterations, including the cost of temporary repairs for the protection of such Site, or any portion of such Site pending completion of action, required to restore the applicable Site (including the Tower and Improvements on such Site but excluding any T-Mobile Communications Equipment or T-Mobile Improvements the restoration of which shall be the sole cost and obligation of T-Mobile Collocator) to a condition that is at least as good as the condition that existed immediately prior to such damage or Taking (as applicable), and such other changes or alterations as may be reasonably acceptable to T-Mobile Collocator and Tower Operator or required by Law.
“Revenue Sharing” means any requirement under a Ground Lease to pay to Ground Lessor a share of the revenue derived from a sublease, license or other occupancy agreement at the Site subject to such Ground Lease.

“Right of Substitution” means the right of T-Mobile Collocator to remove T-Mobile Communications Equipment from the T-Mobile Primary Tower Space or T-Mobile Primary Ground Space at a Site and move same to Available Space on such Site by relocation of the portion of the Communications Facility in such Space to a portion of such Available Space not larger than the T-Mobile Primary Tower Space or T-Mobile Primary Ground Space, as applicable, in accordance with and subject to the limitations contained in Section 10.
“Sale Site MLA” means the Sale Site Master Lease Agreement dated as of November 30, 2012, among T3 Tower 1 LLC, T3 Tower 2 LLC, each T-Mobile Collocator and T-Mobile Parent.
“Severable” means, with respect to any Modification, any Modification that can be readily removed from a Site or portion of such Site without damaging it in any material respect or without diminishing or impairing the value, utility, useful life or condition that the Site or portion of such Site would have had if such Modification had not been made (assuming the Site or portion of such Site would have been in compliance with this Agreement without such Modification). Notwithstanding the foregoing, a Modification shall not be considered Severable if such Modification is necessary to render the Site or portion of such Site complete for its intended use by Tower Operator (other than Modifications consisting of ancillary items of Tower Operator Equipment of a kind customarily furnished by lessees or operators of property comparable to the Site or portion of such Sites).
“Site” means each parcel of Land subject to this Agreement, all of which are identified on Exhibit A hereto, as such exhibit may be amended or supplemented as provided in this Agreement and the Master Agreement and the Tower and Improvements located thereon. As used in this Agreement, reference to a Site includes Non-Severable Modifications, but shall not include Severable Modifications, any T-Mobile Improvements, T-Mobile Communications Equipment, any Tower Subtenant's Improvements or Tower Subtenant Communications Equipment.
“Site Expiration Date” means, as to any Site, the sooner to occur of (A) if arrangements have not been entered into to secure the tenure of the relevant Ground Lease pursuant to an extension, new Ground Lease or otherwise, one day prior to the expiration of the relevant Ground Lease (as the same may be amended, extended or renewed pursuant to the terms of this Agreement), or (B) the applicable Site Expiration Outside Date.
“Site Expiration Outside Date” means, (i) as to the 23 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2035, (ii) as to the 24 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2036, (iii) as to the 25 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2037, (iv) as to the 26 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2038, (v) as to the 27 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2039, (vi) as to the 28 Year

Lease Sites, the last Business Day of the calendar year ending December 31, 2040, (vii) as to the 29 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2041, (viii) as to the 30 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2042, (ix) as to the 31 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2043, (x) as to the 32 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2044, (xi) as to the 33 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2045, (xii) as to the 34 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2046, (xiii) as to the 35 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2047, (xiv) as to the 36 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2048, and (xv) as to the 37 Year Lease Sites, the last Business Day of the calendar year ending December 31, 2049.
“Site Lease Agreement” means, as to any Site, a supplement to this Agreement, in substantially the form of Exhibit C attached to this Agreement.
“Substantial Portion” means, as to a Site, so much of such Site (including the Land, Tower and Improvements of such Site, or any portion of such Site) as, when subject to a Taking or damage as a result of a casualty, leaves the untaken or undamaged portion unsuitable for the continued feasible and economic operation of such Site for owning, operating, managing, maintaining and leasing towers and other wireless infrastructure.
“Taking” means, as to any Site, any condemnation or exercise of the power of eminent domain by any Governmental Authority, or any taking in any other manner for public use, including a private purchase, in lieu of condemnation, by a Governmental Authority.
“Tax” means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other Governmental Authority, and whether imposed directly by a Governmental Authority or indirectly through any other Person and includes any federal, state, local or foreign income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax, levy, charge, assessment or fee together with any interest, penalty, addition to tax or additional amount imposed by a Governmental Authority or indirectly through any other Person, as well as any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
“Term” means (i) as to each Site, the term during which this Agreement is applicable to such Site as set forth in Section 3; and (ii) as to this Agreement, the period from the Effective Date until the expiration or earlier termination of this Agreement as to all Sites.

“Termination Cause” means, as to any Site, the inability of T-Mobile Collocator (after using commercially reasonable efforts) to obtain or maintain any Governmental Approval necessary for the operation of T-Mobile's Communications Facility at such Site; provided, however, that T-Mobile Collocator may not assert a Termination Cause if T-Mobile Collocator (i) cannot maintain or obtain or otherwise forfeits a Governmental Approval as a result of the violation of any Laws by T-Mobile Collocator or its Affiliates or any enforcement action or proceeding brought by any Governmental Authority against T-Mobile Collocator or its Affiliates because of any alleged wrongdoing by T-Mobile Collocator or its Affiliates or (ii) does not have such Governmental Approval on the Effective Date and such Governmental Approval was required on the Effective Date.
“T-Mobile” means T-Mobile Parent and Affiliates thereof that are parties to the Master Agreement.
“T-Mobile Collocator” means, with respect to each Site, the Person identified as the “T-Mobile Collocator” opposite such Site on Exhibit A and, if applicable, Exhibit B hereto, and which shall be the “Lessee” under the Site Lease Agreement for such Site, in each case together with its permitted successors and assignees hereunder, to the extent the same are permitted to succeed to T-Mobile Collocator's rights hereunder.
“T-Mobile Communications Equipment” means any Communications Equipment owned or leased and used exclusively (subject to the last sentence of Section 9(b)) by T-Mobile Collocator at a Site.
“T-Mobile Ground Lease Additional Party” means each T-Mobile Group Member that, at any applicable time during the Term of this Agreement, has not yet contributed its right, title and interest in the Included Property of a Managed Site to the applicable T-Mobile Lessor pursuant to the Master Agreement.
“T-Mobile Group” means, collectively, T-Mobile Parent and its Affiliates (including each T-Mobile Lessor, each T-Mobile Ground Lease Additional Party and T-Mobile Collocator) whose names are set forth in the signature pages of this Agreement or any Site Lease Agreement or the Master Agreement and any Affiliate of T-Mobile Parent that at any time becomes a “sublessor” under this Agreement in accordance with the provisions of this Agreement.
“T-Mobile Group Member” means each member of the T-Mobile Group.
“T-Mobile Improvements” means any Improvements located at a Site that support, shelter, protect, enclose or provide power or back-up power to T-Mobile Communications Equipment other than a Tower. All utility connections that provide service to T-Mobile Communications Equipment, including those providing Backhaul Services, shall be deemed T-Mobile Improvements.
“T-Mobile Indemnitee” means each T-Mobile Lessor, each T-Mobile Ground Lease Additional Party and T-Mobile Collocator and their respective Affiliates, directors,

officers, employees, agents and representatives (except Tower Operator and its Affiliates and any agents of Tower Operator or its Affiliates).
“T-Mobile Lessor” means, as to any Site, the lessor under the MPL for such Site.
“T-Mobile Modernization” means the upgrade by T-Mobile Collocator and its Affiliates of its Communications Equipment to any next generation technology.
“T-Mobile Primary Tower Space RAD Center” means, in respect of each Site, the “T-Mobile Primary Tower Space RAD Center” identified in the applicable Site Lease Agreement for each Site.
“Tower” means the communications towers on the Sites from time to time.
“Tower Operator” means CCTMO LLC, a Delaware limited liability company, and its permitted successors and assignees hereunder, to the extent same are permitted to succeed to Tower Operator's rights hereunder.
“Tower Operator Equipment” means all physical assets (other than real property, interests in real property and Excluded Equipment), located at the applicable Site on or in, or attached to, the Land, Improvements or Towers leased to, owned by or operated by Tower Operator pursuant to this Agreement.
“Tower Operator Indemnitee” means Tower Operator and its Affiliates and its and their respective directors, officers, employees, agents and representatives.
“Tower Operator Negotiated Increased Revenue Sharing Payments” means, with respect to any Site, any requirement under a Ground Lease, or a Ground Lease amendment, renewal or extension, in each case entered into after the Effective Date, to pay to the applicable Ground Lessor a share of the revenue derived from the rent paid under this Agreement that is in excess of the Revenue Sharing payment obligation in effect prior to Tower Operator's entry into such amendment, renewal or extension after the Effective Date for such Site with respect to the revenue derived from the rent paid under this Agreement; provided that “Tower Operator Negotiated Increased Revenue Sharing Payments” shall not include any such requirement or obligation (i) existing as of the Effective Date or (ii) arising under the terms of the applicable Ground Lease (as in effect as of the Effective Date) or under any amendment, renewal or extension the terms of which had been negotiated or agreed upon prior to the Effective Date.
“Tower Operator Negotiated Renewal” means (i) an extension or renewal of any Ground Lease by Tower Operator in accordance with this Agreement or (ii) a new Ground Lease, successive to a previously existing Ground Lease, entered into by Tower Operator; provided that, in the case of this clause (ii), (A) the term of such new Ground Lease commences immediately upon the expiration of the previously existing Ground Lease, (B) the new Ground Lease continues to remain in the name of a T-

Mobile Lessor as the “ground lessee” under such new Ground Lease and (C) the new Ground Lease is otherwise executed in accordance with this Agreement.
“Tower Subtenant” means, as to any Site, any Person (other than T-Mobile Collocator) that (i) is a “sublessee”, “licensee” or “sublicensee” under any Collocation Agreement affecting such Site; or (ii) subleases, licenses, sublicenses or otherwise acquires from Tower Operator the right to use Available Space on such Site.
“Tower Subtenant Communications Equipment” means any Communications Equipment owned or leased by a Tower Subtenant.
“Tower Subtenant Improvements” means any Improvements located at a Site that support, shelter, protect, enclose or provide power or back-up power to Tower Subtenant Communications Equipment other than a Tower. All utility connections that provide service to Tower Subtenant Communications Equipment shall be deemed Tower Subtenant Improvements.
“Tower Subtenant Related Party” means Tower Subtenant and its Affiliates, and its and their respective directors, officers, employees, agents and representatives.
“Triggering Event” means the occurrence of any of the following: (i) the Paying Agent breaches, in any material respect, any of its duties or obligations arising under the Paying Agent Agreement, (ii) the Paying Agent breaches its obligation to make payments of Ground Rent to Ground Lessors and the aggregate unpaid amount of Ground Rent due and payable to Ground Lessors exceeds, at any date of determination, the product of (x) the aggregate Ground Rent with respect to all Sites payable to Ground Lessors for the calendar month most recently ended prior to such date of determination and (y) three or (iii) a Bankruptcy event occurs with respect to the Paying Agent or the Paying Agent becomes insolvent or makes an assignment for the benefit of creditors.
“23 Year Lease Sites” means the Sites set forth on Schedule 1-A hereto.
“24 Year Lease Sites” means the Sites set forth on Schedule 1-B hereto.
“25 Year Lease Sites” means the Sites set forth on Schedule 1-C hereto.
“26 Year Lease Sites” means the Sites set forth on Schedule 1-D hereto.
“27 Year Lease Sites” means the Sites set forth on Schedule 1-E hereto.
“28 Year Lease Sites” means the Sites set forth on Schedule 1-F hereto.
“29 Year Lease Sites” means the Sites set forth on Schedule 1-G hereto.
“30 Year Lease Sites” means the Sites set forth on Schedule 1-H hereto.

“31 Year Lease Sites” means the Sites set forth on Schedule 1-I hereto.
“32 Year Lease Sites” means the Sites set forth on Schedule 1-J hereto.
“33 Year Lease Sites” means the Sites set forth on Schedule 1-K hereto.
“34 Year Lease Sites” means the Sites set forth on Schedule 1-L hereto.
“35 Year Lease Sites” means the Sites set forth on Schedule 1-M hereto.
“36 Year Lease Sites” means the Sites set forth on Schedule 1-N hereto.
“37 Year Lease Sites” means the Sites set forth on Schedule 1-O hereto.
“Wind Load Surface Area” means with respect to each antenna, remote radio unit or other tower mounted equipment, the area in square inches determined by multiplying the two largest dimensions of the length, width and depth of such antenna, remote radio unit or other tower mounted equipment, excluding all mounts and Cables.
“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws and land use regulations.
Any other capitalized terms used in this Agreement shall have the respective meanings given to them elsewhere in this Agreement.
(b)Terms Defined Elsewhere in this Agreement. In addition to the terms defined in Section 1(a), the following terms are defined in the Section or part of this Agreement specified below:

Defined Term	Section
Additional Equipment	Section 9(d)
Additional Ground Space	Section 10(c)
ASR	Section 10(a)
Authorized Ground Lease Document	Section 5(b)
Backhaul Operator	Section 19(d)
Backhaul Services	Section 19(d)
Casualty Notice	Section 30(a)
Disputes	Section 13(d)
Effective Date	Preamble
Effective Date Ground Space	Section 9(a)(i)
Effective Date Tower Space	Section 9(a)(ii)
Financial Advisors	Section 28(a)
Indemnifying Party	Section 13(c)(i))
Initial Period	Section 4(c)

Defined Term	Section
Inspection Summary	Section 6(a)(i)
NOTAM	Section 20(g)(i)
Party	Preamble
Paying Agent Account	Section 4(b)(i)
Paying Agent Agreement	Section 4(b)
Qualified Tower Operator	Section 16(a)(i)
Reserved T-Mobile Loading Capacity	Section 6(a)(ii)
Restorable Site	Section 30(a)
Site Engineering Application	Section 9(e)(i)
Subsequent Use	Section 8(a)
Termination Date	Section 3(b)
Termination Notice	Section 3(c)
Third Party Claim	Section 13(c)(i)
Third Party Communications Equipment	Section 6(a)(iii)
T-Mobile Assignee	Section 16(b)(i)
T-Mobile Collocation Rent	Section 4(a)
T-Mobile Collocation Space	Section 9(a)
T-Mobile Collocator Obligations	Section 34(a)
T-Mobile Ground Rent	Section 4(a)
T-Mobile Lessor Extension Notice	Section 5(d)(iii)
T-Mobile Modernization Reservation Period	Section 6(a)(ii)
T-Mobile Parent	Preamble
T-Mobile Primary Ground Space	Section 9(a)(i)
T-Mobile Primary Tower Space	Section 9(a)(ii)
T-Mobile Reserved Amount of Tower Equipment	Section 9(c)
T-Mobile Termination Right	Section 3(b)
T-Mobile Total Rent Amount	Section 4(a)
T-Mobile Total Rent Change Date	Section 4(a)
T-Mobile Transfer	Section 16(b)(i)
Tower Operator Extension or Relocation Notice	Section 5(d)(ii)
Tower Operator Ground Rent	Section 4(b)(iv)
Tower Operator Work	Section 7(b)
Unused Existing Effective Date Capacity	Section 6(a)(ii)

(c)Terms Defined in Master Agreement. The following defined terms in the Master Agreement are used herein as defined in the Sections or parts therein when used herein with initial capital letters:

Defined Term	Section
Contributable Site	Section 4.1(a)
Lease Buyout Firm	Section 1.1
Parent Indemnity Agreement	Section 2.2(k)
Paying Agent	Recitals

Defined Term	Section
Permitted Encumbrances	Section 1.1
Pre-Lease Site	Section 1.1
Tower Related Assets	Section 1.1
Transition Services Agreement	Recitals

(d)Terms Defined in the MPL. The following defined terms in the MPL are used herein as defined in the Sections or parts therein when used herein with initial capital letters:

Defined Term	Section
Authorized Collocation Agreements Documents	Section 6(b)
Purchase Option	Section 20(a)
Purchase Option Closing Date	Section 20(a)
Tower Operator Lender	Section 1(a)
Transaction Documents	Section 1(a)

(e)Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “Section,” “preamble” or “recital” are, unless otherwise specified, to a Section, preamble or recital of this Agreement. The Parties have participated equally in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If any provision of this Agreement provides that Tower Operator or any of its Affiliates shall “require” any Tower Subtenant to engage or refrain from engaging in certain activities, or take or refrain from taking certain acts, such provision shall not be construed as an assurance by Tower Operator or such Affiliate of Tower Operator with respect to such Tower Subtenant's compliance therewith.

Section 2.    Grant; Documents.

(a)Grant. Subject to the terms and conditions of this Agreement, as of the Effective Date as to the Initial Lease Sites, and thereafter as of the applicable Conversion Closing Date as to each Managed Site converted to a Lease Site hereunder pursuant to a Conversion Closing, Tower Operator hereby leases to T-Mobile Collocator, and T-Mobile Collocator hereby leases from Tower Operator, the T-Mobile Collocation Space of all of the Lease Sites. Subject to the terms and conditions of this Agreement, as of the Effective Date as to each Managed Site, until the applicable Conversion Closing Date with respect to such Site (if any), Tower Operator hereby reserves and makes the T-Mobile Collocation Space available for the exclusive use and possession of T-Mobile Collocator except as otherwise expressly provided herein, whether or not such T-Mobile Collocation Space is now or hereafter occupied. Notwithstanding anything to the contrary herein, no leasehold, subleasehold or other real property interest is granted pursuant to this Agreement in the T-Mobile Collocation Space at any Managed Site until the Conversion Closing at which such Managed Site is converted to a Lease Site. Tower Operator and T-Mobile Collocator acknowledge and agree that this single Agreement is indivisible, intended to cover all of the Sites and is not a separate lease and sublease or agreement with respect to individual Sites, and in the event of a Bankruptcy of any Party, all Parties intend that this Agreement be treated as a single indivisible Agreement.

(b)Site Lease Agreements. The Site Lease Agreements shall be entered into by Tower Operator and T-Mobile Collocator in accordance with the terms of this Agreement and the Master Agreement. The Site Lease Agreements shall be prepared by T-Mobile Collocator and delivered to Tower Operator within 180 days after the Effective Date; provided that if T-Mobile Collocator seeks to install any new T-Mobile Communications Equipment, or modify any existing T-Mobile Communications Equipment, at any Site at any time after the Effective Date, the Site Lease Agreement for such Site shall be delivered to Tower Operator prior to the installation or modification of such T-Mobile Communications Equipment. If a Site Lease Agreement is not entered into with respect to a Site, the Parties shall still have all of the rights and obligations with respect to such Site as provided in this Agreement. The form of the Site Lease Agreement may not be changed without the mutual agreement of Tower Operator and T-Mobile Collocator. The terms and conditions of this Agreement shall govern and control in the event of a discrepancy or inconsistency with the terms and conditions of any Site Lease Agreement, except to the extent otherwise expressly provided in such Site Lease Agreement that has been duly executed and delivered by an authorized representative of T-Mobile Collocator having the title of director (or senior title) and by Tower Operator. Notwithstanding the foregoing, any specific requirements relating to the design or construction of the T-Mobile Communications Equipment or T-Mobile Improvements imposed by a state or local government and set forth in the “Special Provisions” section of a Site Lease Agreement shall control over any terms in this Agreement that directly conflict with such specific requirements.

(c)Documents. This Agreement shall consist of the following documents, as amended from time to time as provided herein:

(i)this Agreement;

(ii)the following Exhibits, which are incorporated herein by this reference:

Exhibit A	List of Sites
Exhibit B	List of Lease Sites
Exhibit C	Form of Site Lease Agreement
Exhibit D	Form of Memorandum of Site Lease Agreement
Exhibit E	Hypothetical Equipment Configuration
Exhibit F	Form of Agreement and Consent
Exhibit G	Form of Paying Agent Agreement

(iii)Schedules to the Exhibits, which are incorporated herein by reference, and all Schedules to this Agreement, which are incorporated herein by reference; and

(iv)such additional documents as are incorporated by reference.

(d)Priority of Documents. If any of the documents referenced in Section 2(c) are inconsistent, this Agreement shall prevail over the Exhibits, the Schedules and additional incorporated documents.

(e)Survival of Terms and Provisions. All terms defined in this Agreement and all provisions of this Agreement solely to the extent necessary to the interpretation of the Master Agreement, the MPL or any other Collateral Agreement referred to in the Master Agreement shall survive after the termination or expiration of this Agreement and shall remain in full force and effect until the expiration or termination of such applicable agreement.

Section 3.    Term and Termination Rights.

(a)Term; Conversion to Site Lease Agreement under Sale Site MLA. The initial term of this Agreement as to each Site shall be for a 10 year period from the Effective Date. The term of this Agreement as to each Site shall be automatically extended for eight additional five year renewal terms, unless it is terminated earlier pursuant to a termination right exercised in accordance with this Section 3, Section 25, Section 30 or Section 31 with respect to a Site. Notwithstanding the foregoing, (i) in all cases with respect to all Sites for which the Tower Operator does not exercise its Purchase Options, the term of this Agreement as to any such Site shall automatically expire on the Site Expiration Date for such Site and (ii) in all cases with respect to all Sites for which the Tower Operator exercises its Purchase Options, the term of this Agreement as to any such Site shall automatically expire on the Purchase Option

Closing Date for such Site and such Site shall automatically become subject to and a “Site” under and governed by the Sale Site MLA (and the Parties shall enter into appropriate documentation to evidence the same).

(b)T-Mobile Collocator Termination Right. Notwithstanding anything to the contrary contained herein, T-Mobile Collocator shall have the right to terminate its lease or other right to occupy the T-Mobile Collocation Space at any Site (i) on the tenth anniversary of the Effective Date and on the last day of each successive five-year period thereafter or (ii) at any time after the tenth anniversary of the Effective Date if there is an occurrence of a Termination Cause (each such date, a “Termination Date” and such rights, collectively, the “T-Mobile Termination Right”).

(c)Exercise by T-Mobile Collocator. To exercise a T-Mobile Termination Right with respect to any Site, T-Mobile Collocator shall give Tower Operator written notice of such exercise (the “Termination Notice”), not less than 90 days prior to any Termination Date. If T-Mobile Collocator exercises a T-Mobile Termination Right as to any Site, T-Mobile Collocator shall not be required to pay the T-Mobile Ground Rent, the T-Mobile Collocation Rent or any other amounts with respect to such Site for the period occurring after the Termination Date specified in the applicable Termination Notice and, as of such Termination Date, the Site Lease Agreement for such Site shall be terminated and the rights, duties and obligations of T-Mobile Collocator and Tower Operator in this Agreement with respect to such Site shall terminate as of the Termination Date for such Site except the rights, duties and obligations set forth in Section 3(d) and such other rights, duties and obligations with respect to such Site that expressly survive the termination of this Agreement with respect to such Site.

(d)Obligations Following T-Mobile Collocator Termination. Not later than the Termination Date of any Site, T-Mobile Collocator shall vacate the T-Mobile Collocation Space of such Site and remove, at T-Mobile Collocator's cost and expense, all T-Mobile Communications Equipment and T-Mobile Improvements at such Site (and otherwise leave the vacant T-Mobile Collocation Space in good condition, repair and order (reasonable wear and tear and loss by casualty and condemnation excepted) and shall remove all T-Mobile Communications Equipment and T-Mobile Improvements therefrom and restore any damage thereto caused by, through or under any T-Mobile Collocator; provided, however, that T-Mobile Collocator shall not be required to remove any equipment pads or foundations for T-Mobile Improvements). T-Mobile Collocator's right to occupy and use the T-Mobile Collocation Space of a Site pursuant to this Agreement shall be terminated as of the Termination Date of such Site. At the request of either T-Mobile Collocator or Tower Operator, the appropriate Parties shall enter into documentation, in form and substance reasonably satisfactory to such Parties, evidencing any termination of T-Mobile Collocator's rights at any Site pursuant to this Agreement.

Section 4.    Rent.

(a)Collocation Rent. In advance on the first day of each calendar month during the Term as to all Sites, T-Mobile Collocator shall pay (i) the T-Mobile Ground Rent, as defined below, and (ii) the T-Mobile Collocation Rent, as defined below, the sum of which equals the T-Mobile Total Rent Amount.

“T-Mobile Ground Rent” means, from time to time, the Ground Rent that is then due and payable under the Ground Leases for all Sites less the portion of such Ground Rent that constitutes Tower Operator Ground Rent; provided, however, that the T-Mobile Ground Rent shall not include the Ground Rent payable under the Ground Leases that have been assigned to Tower Operator as a result of Tower Operator exercising a Purchase Option.
“T-Mobile Collocation Rent” means rent in an amount equal to T-Mobile Total Rent Amount, as defined below, less the applicable T-Mobile Ground Rent (regardless of whether the T-Mobile Ground Rent is paid by T-Mobile Collocator to the Paying Agent or, following a Triggering Event, directly to the Ground Lessor pursuant to Section 4(b)).
“T-Mobile Total Rent Amount” means an amount per month that is equal to the number of Sites multiplied by $1,905, as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement, subject to increase on an annual basis during the Term of this Agreement on the first day of the calendar month following the one year anniversary of the Effective Date and each one year anniversary thereafter (each such date, the “T-Mobile Total Rent Change Date”) based on the percentage change in CPI (to the extent it is a positive number) in an amount that is equal to the percentage change between the CPI published 15 months prior to the T-Mobile Total Rent Change Date and the CPI published three months prior to the T-Mobile Total Rent Change Date.
(b)Paying Agent. In satisfaction of its obligation to pay T-Mobile Ground Rent and T-Mobile Collocation Rent as provided in Section 4(a), for any month during the Term, T-Mobile Collocator, prior to the occurrence of a Triggering Event, shall pay the T-Mobile Total Rent Amount with respect to all of the Sites hereunder to the Paying Agent. Prior to the first Business Day of each month, T-Mobile Collocator shall be required to transfer to the Paying Agent Account (as defined below) the T-Mobile Total Rent Amount, unless and until a Triggering Event has occurred, in which case T-Mobile Collocator shall not be required to pay the T-Mobile Total Rent Amount to the Paying Agent Account and may instead pay the Ground Rent directly to each applicable Ground Lessor and the T-Mobile Collocation Rent (less any Tower Operator Ground Rent paid by T-Mobile Collocator to the applicable Ground Lessor) directly to Tower Operator. To the extent T-Mobile Collocator pays the T-Mobile Total Rent Amount with respect to all Sites hereunder directly to the Paying Agent, the Paying Agent shall receive and administer such payments made to it in accordance with this Section 4 and a Paying Agent Agreement (the “Paying Agent Agreement”) in substantially the form attached as Exhibit G hereto. The Paying Agent Agreement shall provide, among other things and subject to the Transition Services Agreement, that:

(i)The Paying Agent shall establish and maintain a bank account (the “Paying Agent Account”) with a financial institution reasonably acceptable to T-Mobile Collocator and Tower Operator. The Paying Agent shall provide T-Mobile Collocator with “view and print only” access to the Paying Agent Account;

(ii)By no later than the 20th day of each month, Tower Operator shall provide T-Mobile Collocators and the Paying Agent with a report which sets forth (a) the T-Mobile Collocation Rent and T-Mobile Ground Rent to be paid by T-Mobile Collocators prior to the first Business Day of the next month and (b) the Ground Rent to be paid to each Ground Lessor, in each case, together with such supporting documentation as T-Mobile Collocators may reasonably request. By no later than the last business day of each month, the Paying Agent shall provide T-Mobile Collocators with a summary report which sets forth all direct deposits made by ACH transfer or wire transfer from the Paying Agent Account during the month preceding the month during which such summary report is to be delivered;

(iii)The Paying Agent shall, upon receiving the T-Mobile Collocation Rent and the T-Mobile Ground Rent payments for any month from T-Mobile Collocator for all Sites that are subject to this Agreement, promptly pay to each applicable Ground Lessor the Ground Rent that is due and payable for such month with respect to the applicable Sites; and

(iv)If for any given month during the Term the aggregate Ground Rent for all Sites hereunder exceeds the aggregate T-Mobile Total Rent Amount for all Sites hereunder, Tower Operator shall pay or cause to be paid such excess aggregate Ground Rent (the “Tower Operator Ground Rent”) to the Paying Agent (by a transfer to the Paying Agent Account) for distribution to the Ground Lessors or the applicable T-Mobile Collocator if a Triggering Event has occurred and T-Mobile Collocator has paid Ground Rent directly to the applicable Ground Lessor.

(c)Prorated Rent Payments. If the Effective Date is a day other than the first day of a calendar month, (i) the applicable T-Mobile Collocation Rent for the period from the Effective Date through the end of the calendar month during which the Effective Date occurs (the “Initial Period”) shall be prorated on a daily basis, and shall be included in the calculation of and payable with the T-Mobile Collocation Rent for the first full calendar month of the Term, and (ii) T-Mobile Collocator shall timely pay, to the extent it has not already paid, to each Ground Lessor directly, the Ground Rent due and payable under the respective Ground Lease for the Initial Period. If the date of the expiration of the Term as to any Site is a day other than the last day of a calendar month, the applicable T-Mobile Total Rent Amount for such calendar month shall be prorated on a daily basis.

(d)Revenue Sharing Payments. T-Mobile Collocator shall pay to Tower Operator (or to the applicable Ground Lessor (x) if required to be paid directly to such Ground Lessor by the terms of the applicable Ground Lease, (y) if a Triggering Event shall have occurred and be continuing or (z) if so instructed by Tower Operator), as and when due and payable under any Ground Lease, T-Mobile's Share of Transaction Revenue Sharing Payments (as defined in the Master Agreement) that are required to be made with respect to the T-Mobile Total Rent Amount for any Site other than Tower Operator Negotiated Increased Revenue Sharing Payments. Each payment of such Transaction Revenue Sharing Payments by T-Mobile Collocator shall identify and specify the Site in respect of which such payment is being made. To the extent T-Mobile Collocator shall have a continuing obligation to make Revenue Sharing payments with respect to any Site for which T-Mobile Collocator has made an initial Revenue Sharing payment in accordance with the immediately preceding sentence, T-Mobile Collocator shall make such continuing Revenue Sharing payments on the same date that such payments are due and payable to the applicable Ground Lessor. Tower Operator shall pay, as and when due and payable, Tower Operator Share of Transaction Revenue Sharing Payments (as defined in the Master Agreement) that are required to be made with respect to the T-Mobile Total Rent Amount for any Site.

(e)Tower Operator Right to Cure Ground Rent Defaults. If T-Mobile Collocator does not pay all or any portion of the T-Mobile Ground Rent when due and payable, Tower Operator may seek to cure such payment default under any applicable Ground Lease by making payment of the unpaid T-Mobile Ground Rent to the applicable Ground Lessors. Within 10 days following receipt of an invoice therefor, T-Mobile Collocator shall reimburse Tower Operator for all such payments of T-Mobile Ground Rent made by Tower Operator.

(f)Termination of Rent Obligation. Notwithstanding anything to the contrary contained herein, if T-Mobile Collocator is not able to use or occupy the T-Mobile Collocation Space at a Site for the current or future business activities that it conducts at such Site because of the termination of the underlying Ground Lease, or the failure of Tower Operator to comply with the terms and conditions of this Agreement or the MPL following applicable notice and cure periods, (i) T-Mobile Collocator shall have no further obligation to pay the T-Mobile Collocation Rent or T-Mobile Ground Rent applicable to such Site and (ii) T-Mobile Collocator shall have the right to offset any amounts owed by Tower Operator to T-Mobile Collocator hereunder against the T-Mobile Collocation Rent, the T-Mobile Ground Rent or any other amounts that may become due from T-Mobile Collocator and payable to Tower Operator under this Agreement. The foregoing shall not limit any other rights or remedies of T-Mobile Collocator hereunder.

Section 5.    Ground Leases.

(a)Compliance With Ground Leases. Except with respect to the Ground Rent that T-Mobile Collocator is obligated to pay pursuant to Section 4, Tower Operator shall abide by, comply with and perform all applicable terms, covenants, conditions and provisions of each Ground Lease (including terms, covenants, conditions and provisions relating to maintenance, insurance and alterations) as if Tower Operator were the “ground lessee” under the applicable Ground Lease and, to the extent evidence of such performance must be provided to a Ground Lessor, Tower Operator shall provide such evidence to such Ground Lessor. To the extent that any Ground Lease imposes or requires the performance of the “ground lessee” thereunder of any duty or obligation that is more stringent than or in conflict with any term, covenant, condition or provision of this Agreement, the applicable term, covenant, condition or provision of such Ground Lease shall control and shall constitute the duties and obligations of Tower Operator under this Agreement as to the subject matter of such term, covenant, condition or provision. Tower Operator shall be responsible for any breaches of, or defaults under, any Ground Lease that are caused by Tower Operator's authorized agents and employees. In no event shall Tower Operator have any liability to any T-Mobile Group Member for any breach of, or default under, a Ground Lease caused by an act or omission of T-Mobile Collocator, any T-Mobile Lessor or any T-Mobile Group Member.

(b)Tower Operator Rights Under Ground Leases. Tower Operator shall be entitled, subject to the provisions of Section 32, to review, negotiate and execute any Tower Operator Negotiated Renewal, waiver, amendment, extension, renewal, sequential lease, adjacent lease, non-disturbance agreement and other documentation relating to Ground Leases that (i) Tower Operator determines in good faith is on commercially reasonable terms, (ii) is of a nature and on terms to which Tower Operator would agree (in light of the circumstances and conditions that exist at such time) in the normal course of business if it owned the property to which the Ground Lease relates and (iii) otherwise satisfies the following requirements of this Section 5 (each, an “Authorized Ground Lease Document”). T-Mobile Collocator agrees to execute and deliver, as promptly as reasonably practicable and in any event within 10 Business Days following request therefor by Tower Operator, any Authorized Ground Lease Document, any Authorized Collocation Agreement Document and any other document contemplated and permitted by this Agreement or necessary to give effect to the intent of this Agreement and the other Transaction Documents.

(c)Exercise of Existing Ground Lease Extensions. During the Term of any Ground Lease relating to any Site, Tower Operator agrees to exercise prior to the expiration of the applicable Ground Lease and in accordance with the provisions of the applicable Ground Lease, any and all extension options existing as of the Effective Date. Notwithstanding the foregoing, Tower Operator shall not be required to exercise any Ground Lease extension option (A) if T-Mobile Collocator at the Site covered by such Ground Lease is in default of its obligations under this Agreement as to the Site beyond applicable notice and cure periods provided herein, (B) if the then remaining term of such Ground Lease (determined without regard to such extension option) shall extend beyond the term of this Agreement as to such Site taking into account all renewal options that may be exercised by T-Mobile Collocator under this Agreement or (C) if T-Mobile has given a Termination Notice relating to such Site.

(d)Negotiation of Additional Ground Lease Extensions.

(i)Tower Operator shall be entitled to negotiate and obtain, in accordance with the provisions of Section 32, the further extension of the term of all Ground Leases subject to the provisions of Section 5(b) and this Section 5(d). T-Mobile Collocator, if requested by Tower Operator, shall use commercially reasonable efforts to assist Tower Operator (and not interfere with Tower Operator) in obtaining such further extensions; provided that T-Mobile Collocator shall not be required to expend any funds in connection therewith.

(ii)Tower Operator shall provide T-Mobile Collocator with notice (a “Tower Operator Extension or Relocation Notice”) 180 days prior to the expiration of any Ground Lease which does not include provisions of renewal beyond the scheduled expiration date (other than any such Ground Lease that is scheduled to expire within 24 months following the Effective Date). The Tower Operator Extension or Relocation Notice shall set forth (A) Tower Operator's intent to negotiate an extension or renewal of such Ground Lease (in which case Tower Operator shall provide subsequent notification of the progress of such negotiations, including the successful completion of the negotiations) or (B) Tower Operator's intent to pursue an alternative site that is in all material respects suitable for T-Mobile Collocator's use at no additional cost to T-Mobile Collocator (in which case such notice shall also describe Tower Operator's plans to relocate T-Mobile Communications Equipment in a manner that shall result in no costs to T-Mobile Collocator and no interruption of T-Mobile Collocator's business). In the event Tower Operator elects to pursue an alternative site, and such alternative site is satisfactory to T-Mobile Collocator, in its reasonable and good faith determination, T-Mobile Collocator shall enter into a lease or sublease agreement with Tower Operator with respect to such alternative site and the T-Mobile Communications Equipment shall be relocated to such alternative site.

(iii)If Tower Operator fails to timely deliver a Tower Operator Extension or Relocation Notice or T-Mobile Collocator, in its reasonable discretion, determines that Tower Operator's plans for an alternative site are not acceptable, the applicable T-Mobile Lessor shall have the right, but not the obligation, to commence negotiations with the applicable Ground Lessor under the expiring Ground Lease (provided that such T-Mobile Lessor (and its Affiliates) may not commence such negotiations until the date that is 120 days prior to the expiration date of the applicable Ground Lease (or until the date that is 60 days prior to the expiration date of the applicable Ground Lease in the case of a Ground Lease the Ground Lessor in respect of which is a Governmental Authority)) and shall act in good faith to not undermine or adversely affect Tower Operator's economic interests in the applicable Site at any time (including by enlisting the direct or indirect support of a Lease Buyout Firm). Upon notice from the applicable T-Mobile Lessor that it intends to commence such negotiations, Tower Operator shall cease all efforts to negotiate an extension or renewal of the applicable Ground Lease and such T-Mobile Lessor may negotiate an extension or renewal of the applicable Ground Lease on terms and conditions that such T-Mobile Lessor determines in its reasonable discretion. If the applicable T-Mobile Lessor completes the foregoing negotiations for, and executes, such Ground Lease extension or renewal, then such T-Mobile Lessor shall provide notice to Tower Operator of same (the “T-Mobile Lessor

Extension Notice”) and the applicable MPL shall terminate as to the applicable Site as of the day immediately preceding the commencement of such Ground Lease extension or renewal and shall have no further force and effect except for the obligations accruing prior to or as of the termination date for such Site, unless Tower Operator elects to resume its obligations under the applicable MPL and Section 5(a) to comply with all terms, covenants, conditions and provisions of such Ground Lease as if Tower Operator were the “ground lessee” under such Ground Lease by notifying such T-Mobile Lessor of same within 30 days of its receipt of the T-Mobile Lessor Extension Notice. If Tower Operator elects to resume its obligations under the applicable MPL and Section 5(a), then (x) Tower Operator shall indemnify the applicable T-Mobile Lessor for all reasonable costs incurred in connection with the extension or renewal of such Ground Lease and shall be responsible for all incremental costs relating to such Ground Lease going forward, (y) Tower Operator shall accept and comply with the terms of such Ground Lease as negotiated by such T-Mobile Lessor and (z) the applicable MPL and this Agreement shall continue in full force and effect as if such extension or renewal was a Tower Operator Negotiated Renewal.

(iv)    The failure of Tower Operator to provide a Tower Operator Extension or Relocation Notice shall not constitute an event of default or allow T-Mobile Collocator to exercise remedies under this Agreement if the expiring Ground Lease is nevertheless extended or renewed, or a new Ground Lease or similar arrangement is entered into, prior to the Ground Lease's expiration.
(v)    If a Ground Lease expires before the term of the applicable MPL or this Agreement expires with respect to any Site, then this Agreement shall have no further force and effect as to the T-Mobile Collocation Space within such Site except for the obligations accruing prior to or as of the expiration date for such Site that are then unperformed.

Section 6.    Condition of the Sites.

(a)Repair and Maintenance of Tower.

(i)Repair and Maintenance Obligations of Tower Operator. Tower Operator has the obligation, right and responsibility to repair and maintain each Site in accordance with tower industry standards, including an obligation to maintain the structural integrity of all of the Towers and to ensure that all of the Towers have at all times the structural loading capacity to hold and support all Communications Equipment then mounted on the Tower. Tower Operator shall maintain and conduct, annually and on a rolling basis, a regularly scheduled tower inspection program that meets or exceeds tower industry standards, and upon request of T-Mobile Collocator, Tower Operator shall provide T-Mobile Collocator with a quarterly summary of the results of such inspection (which summary may be provided in electronic form) (the “Inspection Summary”). Subject to the other provisions contained in this Agreement, Tower Operator, at its sole cost and expense, shall monitor (including tower marking/lighting systems and alarms, if required), maintain, reinforce and repair each Site such that T-

Mobile Collocator and Tower Subtenants may utilize such Site to the extent permitted in this Agreement.

(ii)Reserved T-Mobile Loading Capacity. Tower Operator shall make structural modifications to any Tower when and to the extent necessary to provide sufficient structural loading capacity to enable T-Mobile Collocator to install the T-Mobile Reserved Amount of Tower Equipment in the T-Mobile Primary Tower Space on such Tower (the “Reserved T-Mobile Loading Capacity”), subject to obtaining all necessary Governmental Approvals and other approvals and further subject to the following:
(A)Tower Operator shall only be responsible for the costs of structural modifications to any Tower (including costs related to structural analysis, Governmental Approvals and other approvals) to increase the structural loading capacity:

(1)to enable Tower Operator to permit any Person other than T-Mobile Collocator to install Communications Equipment; and

(2)during the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “T-Mobile Modernization Reservation Period”), to provide the portion of the Reserved T-Mobile Loading Capacity that (x) existed on such Tower but was not being used by T-Mobile Collocator as of the Effective Date (“Unused Existing Effective Date Capacity”), (y) is unavailable at the time that T-Mobile Collocator installs the T-Mobile Reserved Amount of Equipment and (z) is unavailable due to the prior installation (following the Effective Date) of Communications Equipment by any Tower Subtenant or Tower Operator; and

(B)Tower Operator shall not be responsible for the costs of structural modifications to any Tower (including costs related to structural analysis, Governmental Approvals and other approvals) to increase the structural loading capacity:

(1)to provide the portion of the Reserved T-Mobile Loading Capacity in excess of the Unused Existing Effective Date Capacity;

(2)during the T-Mobile Modernization Reservation Period, to provide the portion of the Unused Existing Effective Date Capacity that is unavailable at the time T-Mobile Collocator installs the T-Mobile Reserved Amount of Equipment due to a change in applicable Law that became effective after the Effective Date; or

(3)to enable the installation of any T-Mobile Communications Equipment after the T-Mobile Modernization Reservation Period.

(iii)Tower Operator Right to Install Equipment. Tower Operator shall have the right to install its own Communications Equipment or Tower Subtenant Communications Equipment (collectively, “Third Party Communications Equipment”) outside of the T-Mobile Collocation Space during or after the T-Mobile Modernization Reservation Period subject to the provisions of Section 6(a)(ii); provided, however, that if the application to install Third Party Communications Equipment is made after the T-Mobile Modernization Reservation Period and after Tower Operator has received an application from T-Mobile Collocator to install any of the T-Mobile Reserved Amount of Tower Equipment (regardless of whether such application from T-Mobile Collocator is made before or after the end of the T-Mobile Modernization Reservation Period), Tower Operator shall, to the extent sufficient structural loading capacity exists and provided that (x) T-Mobile Collocator's application to install the T-Mobile Reserved Amount of Tower Equipment set forth in its application is approved and (y) the installation of the T-Mobile Reserved Amount of Tower Equipment occurs not later than 180 days after completion of structural review, allocate the currently available loading capacity first to the subject T-Mobile Reserved Amount of Tower Equipment and then to the subject Third Party Communications Equipment. Notwithstanding the exclusivity of the T-Mobile Primary Tower Space, Tower Operator and Tower Tenants and their employees, contractors and agents shall have the right to enter the T-Mobile Primary Tower Space at any time, without notice to T-Mobile Collocator, to access other portions of the Tower and to install, operate, inspect, repair, maintain and replace Cables together with related mounting hardware and incidental equipment and to install, operate, inspect, repair, maintain, make improvements to and perform work on the Tower, tower-related components and equipment within the T-Mobile Primary Tower Space.

(b)Compliance with Laws. Tower Operator's installation, maintenance and repair of each Site shall comply in all material respects with all Laws and shall be performed in a manner consistent with the general standard of care in the tower industry. Tower Operator assumes all responsibilities, as to each Site, for any fines, levies or other penalties that are imposed as a result of non-compliance, commencing from and after the Effective Date with requirements of the applicable Governmental Authorities; provided that T-Mobile Collocator shall be responsible and shall indemnify Tower Operator for the portions of all such fines, levies or other penalties that are imposed for, or relating to, periods prior to the Effective Date and relate to non-compliance that existed prior to or on the Effective Date. T-Mobile Collocator assumes all responsibilities, as to each Site, for any fines, levies or other penalties imposed as a result of T-Mobile Collocator's current or future non-compliance with such requirements of the applicable Governmental Authorities unless due to Tower Operator's failure to perform its obligations under this Agreement. Without limiting the foregoing, Tower Operator at its own cost and expense, shall make (or cause to be made) all Modifications to the Sites as may be required from time to time to meet in all material respects the requirements of applicable Laws.

(c)Access. Tower Operator agrees to maintain access roads to the Sites in such order and repair as would be required in accordance with tower industry standards and agrees not to take any action (except as required by Law, a Governmental

Authority, a Ground Lease, a Collocation Agreement or any other agreement affecting the Site) that would materially diminish or impair any means of access to any Site existing as of the Effective Date. In the event that T-Mobile Collocator requires access to a Site but snow or some other obstruction on or in the access area is preventing or materially hindering access to the Site, Tower Operator shall use commercially reasonable efforts to arrange, at its sole cost and expense, to have such snow or other obstruction removed within 48 hours of notice therefrom from T-Mobile Collocator.

Section 7.    Tower Operator Requirements for Modifications; Title to Modifications; Work on the Site.

(a)Subject to the requirements of this Section 7, Tower Operator may from time to time make such Modifications as Tower Operator deems desirable in the proper conduct of its business in accordance with this Agreement, including the addition or removal of land, construction, modification or addition to the Tower or any other structure it owns or the reconstruction, replacement or alteration thereof. Notwithstanding anything to the contrary contained herein, in no event may Tower Operator make any Modification to any T-Mobile Improvement or modify or replace any T-Mobile Communications Equipment except in the event of an Emergency.

(b)Whenever Tower Operator or any Tower Operator Indemnitee makes Modifications to any Site or installs, maintains, replaces or repairs any Tower Operator Equipment or Improvements, or permits Tower Subtenants (or any Tower Subtenant Related Party) to install, maintain, replace or repair any Tower Subtenant Communications Equipment or Tower Subtenant Improvement (collectively, the “Tower Operator Work”), the following provisions shall apply:

(i)No Tower Operator Work shall be commenced until all certificates, licenses, permits, authorizations, consents and approvals necessary for such Tower Operator Work, from all Governmental Authorities having jurisdiction with respect to any Site or such Tower Operator Work, have been obtained. T-Mobile Collocator shall reasonably cooperate with Tower Operator, at Tower Operator's sole cost and expense, as is reasonably necessary for Tower Operator or a Tower Subtenant to obtain such certificates, licenses, permits, authorizations, consents and approvals.
(ii)No Tower Operator Work may be performed in violation of Section 7(a).

(iii)Tower Operator shall (or shall require Tower Subtenant to) commence and perform the Tower Operator Work in accordance with then-current tower industry standards.

(iv)Tower Operator shall require the Tower Operator Work to be done and completed in compliance in all material respects with all Laws.

(v)All Tower Operator Work shall be performed at Tower Operator's sole cost and expense and Tower Operator shall be responsible for payment of same.

Tower Operator may pass through these costs and expenses in whole or in part to a Tower Subtenant. Tower Operator shall (or shall require the Tower Operator Indemnitees or Tower Subtenant Related Parties to) provide and pay for all labor, materials, goods, supplies, equipment, appliances, tools, construction equipment and machinery and other facilities and services necessary for the proper execution and completion of the Tower Operator Work. Tower Operator shall (or shall require the Tower Operator Indemnitees or Tower Subtenant Related Parties to) promptly pay when due all costs and expenses incurred in connection with the Tower Operator Work. Tower Operator shall (or shall require the Tower Operator Indemnitees or Tower Subtenant Related Parties to) pay, or cause to be paid, all fees and Taxes required by Law in connection with the Tower Operator Work.

Section 8.    T-Mobile Collocator's and Tower Operator's Obligations With Respect to Tower Subtenants; Interference.

(a)Interference to T-Mobile Collocator's Operations. Tower Operator agrees that neither Tower Operator nor any Tower Subtenant whose Communications Equipment is installed or modified (including modifying the frequency at which such equipment is operated) subsequently to T-Mobile Communications Equipment (a “Subsequent Use”), shall permit their equipment to interfere with T-Mobile Collocator's permitted FCC licensed transmissions or reception. In the event that T-Mobile Collocator experiences RF interference in excess of levels permitted by the FCC caused by such Subsequent Use, then (i) T-Mobile Collocator shall notify Tower Operator in writing of such RF interference and (ii) Tower Operator shall use commercially reasonable efforts to cause the party whose Subsequent Use is causing such RF interference to immediately take necessary steps to determine the cause of and eliminate such RF interference. If such interference continues for a period in excess of 72 hours after Tower Operator's receipt of notice from T-Mobile Collocator, Tower Operator shall request that Tower Subtenant reduce power or cease operations until such time as Tower Subtenant can make repairs to the interfering equipment. In the event that such Tower Subtenant fails to promptly reduce power or cease operations as requested, then Tower Operator shall terminate the operation of the Communications Equipment causing such RF interference at Tower Operator's (or such Tower Subtenant's) cost if and to the extent permitted by the terms of any applicable Collocation Agreements.

(b)Interference by T-Mobile Collocator. Notwithstanding any prior approval by Tower Operator of T-Mobile Communications Equipment, T-Mobile Collocator agrees that it shall not allow T-Mobile Communications Equipment installed or modified subsequently to any Tower Operator or Tower Subtenant's Communications Equipment to cause RF interference to Tower Operator's or any Tower Subtenant's permitted FCC licensed transmissions or reception in excess of levels permitted by the FCC. If T-Mobile Collocator is notified in writing that its operations are causing such RF interference, T-Mobile Collocator shall immediately take all commercially reasonable efforts and necessary steps to determine the cause of and eliminate such RF interference. If the interference continues for a period in excess of 72 hours following such notification, Tower Operator shall have the right to require T-Mobile Collocator to reduce power or cease operations until such time as T-Mobile Collocator can make repairs to the interfering Communications Equipment. In the event that T-Mobile Collocator fails to promptly take such action as agreed, then Tower Operator shall have the right to terminate the operation of the Communications Equipment causing such RF interference, at T-Mobile Collocator's cost, and notwithstanding anything to the contrary contained herein without liability to Tower Operator for any inconvenience, disturbance, loss of business or other damage to T-Mobile Collocator as the result of such actions. T-Mobile Collocator also agrees that it shall neither install T-Mobile Communications Equipment nor subsequently modify it such that it is not authorized by, or violates, any applicable Laws or is not made or installed in accordance with good engineering practices.

(c)Rights of Tower Subtenants under Collocation Agreements. Notwithstanding anything to the contrary contained herein, the obligations of Tower Operator hereunder as to any Site are subject to any limitations imposed by any applicable Law and to the rights of any Tower Subtenant under any Collocation Agreement in existence as of the Effective Date at such Site. To the extent that any such Collocation Agreement or any applicable Law prohibits Tower Operator from performing the obligations of Tower Operator hereunder, Tower Operator shall be required to perform such obligations only to the extent not so prohibited and shall have no liability with respect thereto to T-Mobile Collocator.

Section 9.    T-Mobile Collocation Space.

(a)Collocation Space. As used herein, “T-Mobile Collocation Space,” as to each Site, means:
(i)The portions of the Land comprising such Site on which any portion of the T-Mobile Improvements or T-Mobile Communications Equipment is located, operated or maintained as of the Effective Date, including the air space above such portion of the Land, to the extent such air space is not occupied by a third party or the tower or Communications Equipment owned by Tower Operator on the Effective Date (the “Effective Date Ground Space”). In the event that T-Mobile Collocator, as of the Effective Date, occupies less than 240 square feet of Land at such Site, T-Mobile Collocator shall have the exclusive right to occupy up to a maximum area of 240 square feet of contiguous and usable ground space in a 12 foot by 20 foot configuration and the air space above such ground space, to the extent such air space is not occupied by a Tower or Communications Equipment on such Tower or otherwise by a third party on the Effective Date and such space shall be part of the T-Mobile Collocation Space (the greater of such space and the Effective Date Ground Space, the “T-Mobile Primary Ground Space”). The T-Mobile Primary Ground Space at any Site shall be documented in the Site Lease Agreement for such Site. If contiguous and usable ground space is not available at a Site in a 12 foot by 20 foot configuration, T-Mobile Collocator shall have the exclusive right to occupy 240 square feet of contiguous and usable ground space such Site in such configuration as T-Mobile Collocator elects and such space shall be deemed to be the T-Mobile Primary Ground Space at such Site and shall be documented in the Site Lease Agreement for such Site. If on the Effective Date, at any Site there is less than 240 square feet of ground space available for T-Mobile Collocator's exclusive use within such Site, the T-Mobile Primary Ground Space at such Site shall be the ground space within such Site occupied by T-Mobile Collocator on the Effective Date and any additional available ground space within such Site on the Effective Date, and the T-Mobile Primary Ground Space shall be documented in the Site Lease Agreement for such Site. Notwithstanding the foregoing, if a Site has less than 1,000 square feet of ground space in the aggregate and T-Mobile Collocator's Effective Date Ground Space is less than 240 square feet within such Site, then Tower Operator shall not be obligated to reserve any additional ground space available within such Site as of the Effective Date for T-Mobile Collocator, and the Effective Date Ground Space shall be documented in the Site Lease Agreement for such Site as the T-Mobile Primary Ground Space, and Tower Operator may, at any time during the Term of this Agreement, use or permit a Tower Subtenant to use any ground space that is not then being used by T-Mobile Collocator as part of the Effective Date Ground Space without obtaining T-Mobile Collocator's consent; provided, however, that if, at any point after the Effective Date, T-Mobile Collocator desires to use additional ground space and increase its T-Mobile Primary Ground Space within such Site to up to 240 square feet and such space is not then being used (including committed to use) by Tower Operator or a Tower Subtenant, T-Mobile Collocator shall have the right, after completion of the application and amendment process described in Section 9(e) and entering into an amendment to the Site Lease Agreement for such Site, to increase the T-Mobile Primary Ground Space within such Site to up to 240 square feet by adding such additional ground space and to use such additional ground space at no additional cost to T-Mobile Collocator. If there is insufficient ground space at any Site for the use of other Tower Subtenants, Tower Operator shall have the right to permit such other Tower Subtenants, at their sole cost and expense, to stack ground equipment above the ground equipment maintained by T-Mobile Collocator in the T-Mobile Primary Ground Space;

(ii)The portion of the Tower on such Site on or within which any portion of T-Mobile Communications Equipment is located, operated or maintained (including portions of the Tower on which any antennas, transmission lines, amplifiers, filters and other Tower mounted equipment are located) as of the Effective Date (the “Effective Date Tower Space”). In the event T- Mobile Collocator occupies less than eight contiguous vertical feet of space on such Tower, T-Mobile Collocator's exclusive reserved space on such Tower shall include any additional and unoccupied vertical space adjacent to the space occupied by T-Mobile Collocator as is necessary to provide T-Mobile Collocator with such eight contiguous vertical feet of space on such Tower which shall be four contiguous feet of vertical space on each Tower above and below the T-Mobile Primary Tower Space RAD Center on such Tower on the Effective Date (eight feet of vertical space in total) (the greater of such space or the Effective Date Tower Space, the “T-Mobile Primary Tower Space”). Notwithstanding the exclusivity of the T-Mobile Primary Tower Space, Tower Operator and Tower Subtenants and their employees, contractors and agents shall have the right to enter the T-Mobile Primary

Tower Space at any time, without notice to T-Mobile Collocator, to access other portions of the Tower and to install, operate, inspect, repair, maintain and replace Cables together with related mounting hardware and incidental equipment and to install, operate, inspect, repair, maintain, make improvements to and perform work on the Tower, tower-related components and equipment within the T-Mobile Primary Tower Space. If such additional space is occupied by a Tower Subtenant on the Effective Date or such configuration is prohibited by Law, Tower Operator shall be required to provide only such additional space as is available or allowed by Law, as applicable. Notwithstanding the foregoing, with respect to Towers that are less than 100 feet in height, upon obtaining T-Mobile Collocator's prior written consent, which consent cannot be subject to any conditions and cannot be unreasonably withheld or delayed (and T-Mobile Collocator's failure to respond to such notice within 10 Business Days shall be deemed to constitute consent thereto), Tower Operator shall have the right to install Communications Equipment of other Tower Subtenants within the T-Mobile Primary Tower Space; provided that such Communications Equipment may not be installed within the vertical envelope of space then occupied by the primary antenna array of the T-Mobile Communications Equipment located within the T-Mobile Primary Tower Space;

(iii)Any Additional Ground Space;

(iv)Any and all rights pursuant to Section 9(c), Section 9(d), Section 9(g), Section 9(h) and Section 10 and all appurtenant rights reasonably inferable to permit T-Mobile Collocator's full use and enjoyment of the T-Mobile Collocation Space including the rights specifically described in this Section 9, all in accordance with this Section 9; and

(v)Tower Operator shall prevent and eliminate obstructions on a Site that prevent T-Mobile Collocator from having access to repair and replace all of the T-Mobile Communications Equipment and T-Mobile Improvements (including related Cables) or from being able to fully open any equipment cabinet doors in such space and repair and replace equipment therein.

(b)T-Mobile Collocator Permitted Use. T-Mobile Collocator shall use the T-Mobile Collocation Space at each Site only for installation, modification, use, operation, repair and replacement of T-Mobile Collocator's Communications Facility. T-Mobile Collocator shall not use the T-Mobile Collocation Space at any Site in a manner that would reasonably be expected to materially impair Tower Operator's rights or interest in such Site or in a manner that would reasonably make possible a Claim or Claims of adverse possession by the public, as such, or any other Person (other than T-Mobile Collocator), or of implied dedication of such T-Mobile Collocation Space. Except as specifically permitted hereunder, T-Mobile Collocator shall have no right to use or occupy any space at any Site other than the T-Mobile Collocation Space that it occupies from time to time in accordance with the terms of this Agreement nor to share the use of its T-Mobile Collocation Space with any Affiliate or third party (except with exclusive Backhaul Operators as specifically permitted in Section 19(d)). T-Mobile Collocator's use of the T-Mobile Collocation Space and its Communication Equipment (except as specifically permitted hereunder) shall not compete with Tower Operator's collocation business, operations or collocation activities at the Sites or in any way prevent, diminish, hinder or interfere with Tower Operator's opportunity to derive collocation revenue from the Sites (it being understood and agreed that the foregoing would prohibit T-Mobile Collocator from utilizing the T-Mobile Collocation Space or its Communication Equipment to engage in network hosting without entering into a collocation agreement with Tower Operator that permits such use (which collocation agreement must be reasonably satisfactory to Tower Operator and provide additional compensation to Tower Operator)). Notwithstanding anything to the contrary herein, T-Mobile Collocator shall be permitted to use the radio frequency signal generated by the T-Mobile Communications Equipment to provide third parties with customary, industry standard roaming or mobile virtual network services.

(c)Reserved Amount of Tower Equipment in T-Mobile Collocation Space. As to each Site, T-Mobile Collocator shall have the right, at any time, to install, maintain, modify, replace and operate in the T-Mobile Collocation Space on the Tower any Communications Equipment consisting of the greater of (i) antennas, remote radio units and associated tower mounting equipment having an aggregate Wind Load Surface Area of 21,000 square inches and up to 24 lines of Cables or (ii) antennas (including microwave antennas and dishes), remote radio units and associated tower mounting equipment and Cables having an aggregate Wind Load Surface Area that is not in excess of the aggregate Wind Load Surface Area of the antennas, remote radio units and associated tower mounting equipment and Cables located on the applicable Tower as of the Effective Date (collectively, the “T-Mobile Reserved Amount of Tower Equipment”). Schedule 9(c) attached hereto contains sample calculations of the Wind Load Surface Area for hypothetical configurations of Communications Equipment; provided that the example calculations set forth in Schedule 9(c) are intended as examples only and not as a limitation or prescription on the configurations of the actual T-Mobile Communications Equipment. The foregoing shall not limit T-Mobile Collocator's rights to place in the T-Mobile Collocation Space on a Tower, panel antennas or Cables of different size or structural loading characteristics or equipment of a different shape or technology or a different transmission frequency than that which exists on such Tower on the Effective Date; provided that (x) T-Mobile Collocator shall comply with Tower Operator's standard application and amendment process set forth in Section 9(e) and (y) such antennas, Cables and equipment do not exceed the Wind Load Surface Area and the structural loading capacity of the T-Mobile Reserved Amount of Tower Equipment. Subject to the foregoing limitations, as to each Site, T-Mobile Collocator shall have the right to install, maintain, modify, replace and operate, at no additional collocation rent, any Communications Equipment and Improvements that it deems necessary in the T-Mobile Primary Ground Space. All modifications, additions and replacements of any Communications Equipment in the T-Mobile Collocation Space on the Tower that do not constitute Additional Equipment pursuant to Section 9(d) may be made without any increase in the T-Mobile Total Rent Amount. Notwithstanding the above, the windloading of Communications Equipment on a Tower for structural capacity and other purposes shall be determined in accordance with

Tower Operator's standard protocols and procedures for determining effective projected area. Exhibit E attached hereto contains sample calculations of the effective projected area for the hypothetical configuration of Communications Equipment set forth in Schedule 9(c).

(d)Additional T-Mobile Communications Equipment In the T-Mobile Collocation Space. T-Mobile Collocator may apply to Tower Operator to install, maintain, modify, replace and operate Communications Equipment in the T-Mobile Primary Tower Space in excess of the T-Mobile Reserved Amount of Tower Equipment (collectively “Additional Equipment”); provided that there is sufficient structural load capacity available on the Tower at the time T-Mobile Collocator applies to install such Additional Equipment. The application shall be processed and an amendment to the subject Site Lease Agreement shall be executed to document any Additional Equipment or any changes to existing equipment as of the Effective Date in accordance with Section 9(e).

(e)Application and Amendment Process.

(i)T-Mobile Collocator's rights to install and operate any T-Mobile Communications Equipment at a Site in addition to or in replacement of the T-Mobile Communications Equipment existing at the Site as of the Effective Date shall not become effective, and installation of such additional T-Mobile Communications Equipment or modification of the existing T-Mobile Communications Equipment at a Site shall not commence, until the following conditions are satisfied: (A) Tower Operator has received any written consent required under the Ground Lease to allow Tower Operator to permit such installation or modification, (B) T-Mobile Collocator has submitted to Tower Operator and Tower Operator has approved T-Mobile Collocator's application for such installation or modification (a “Site Engineering Application”); (C) Tower Operator has received and approved T-Mobile Collocator's drawings showing the installation or modification of the T-Mobile Communications Equipment; (D) Tower Operator has reviewed and accepted all permits obtained by T-Mobile Collocator for its installation or Modification of the T-Mobile Communications Equipment and all required regulatory or governmental approvals of T-Mobile Collocator's proposed installation or modification at the Site; (E) Tower Operator has received a waiver of any applicable rights of first refusal in and to the space in which any new equipment shall be located as identified by T-Mobile Collocator in the Site Engineering Application; (F) any Site Application Fee, Application Revision Fee, Inspection Fee for Third Party Work, Regulatory Fees, Structural Analysis Fee, Intermodulation Study Fee and fee for AM Detuning Study and any other applicable fees have been paid (such fees shall be determined from time to time in accordance with Tower Operator's current business practices and prevailing rates), (G) a Site Lease Agreement and an amendment to the Site Lease Agreement have been executed; and (H) Tower Operator has issued a notice to proceed with the proposed installation or modification; provided that if the conditions precedent listed in clauses (A) through (H) of this sentence are satisfied or determined not to be applicable, then Tower Operator's approval of the subject Site Engineering Application to install T-Mobile Communications Equipment that is within the

T-Mobile Reserved Amount of Tower Equipment shall not be unreasonably withheld, conditioned or delayed. If any applicable condition precedent is not satisfied within 180 days of the date of the amendment of the subject Site Lease Agreement or within such other period as may be specified in the subject amendment of the Site Lease Agreement, Tower Operator and T-Mobile Collocator shall each have the right to terminate the subject amendment of the subject Site Lease Agreement. The terminating party shall provide notice to the other party in the event that the amendment of the subject Site Lease Agreement is terminated due to failure to satisfy conditions precedent. Tower Operator shall endeavor to obtain, and T-Mobile Collocator shall cooperate to assist in obtaining, prompt satisfaction of any conditions precedent.

(ii)T-Mobile Collocator must provide Tower Operator with copies of any zoning application or amendment that T-Mobile Collocator submits to the applicable zoning authority in relation to its installation or modification of Equipment at a Site at least 72 hours prior to submission to the applicable zoning authority. Tower Operator also reserves the right, prior to any decision by the applicable zoning authority, to approve or reject any conditions of approval, limitations or other obligations that would apply to the owner of the Site or property, or any existing or future Tower Subtenant, as a condition of such zoning authority's approval and that would or could reduce the duration of the use of the subject Site or the operations thereon or decrease the value of the Site or its use or impair or impede Tower Operator's or the Tower Subtenants' operations at the Site, or create a risk of regulatory violations; provided, however, that Tower Operator shall not unreasonably reject any conditions of approval if none of the foregoing factors are present in Tower Operator's judgment and T-Mobile Collocator agrees to pay the cost of satisfying such conditions of approval. T-Mobile Collocator shall be solely responsible for all costs and expenses associated with (i) any zoning application or amendment submitted by T-Mobile Collocator, (ii) making any improvements or performing any other obligations required as a condition of approval with respect to same and (iii) any other related expenses.

(f)Lease and Sublease; Appurtenant Rights. T-Mobile Collocator and Tower Operator expressly acknowledge that (i) the T-Mobile Collocation Space at each Lease Site is deemed to be leased, subleased or otherwise made available by T-Mobile Lessor to Tower Operator pursuant to the applicable MPL, and subleased back or otherwise made available to T-Mobile Collocator, pursuant to this Agreement, and (ii) the T-Mobile Collocation Space at each Managed Site shall be deemed reserved for or otherwise be made available to T-Mobile Collocator pursuant to this Agreement, in each case at each Lease Site and Managed Site for the exclusive possession (subject to Section 9(a)(ii)) and use by T-Mobile Collocator (except as otherwise expressly provided herein), whether or not such T-Mobile Collocation Space is now or hereafter occupied. T-Mobile Collocator shall have the right to occupy at all times the portions of Land, the Improvements and Tower occupied as of the Effective Date and any additional space constituting T-Mobile Collocation Space and to repair, replace and modify any equipment of T-Mobile Collocator therein or thereon. Tower Operator also grants to T-Mobile Collocator as to each Site, and T-Mobile Collocator reserves and shall at all times retain (for the benefit of T-Mobile Collocator), subject to the terms of this Agreement, the Ground Leases, the rights of Tower Subtenants and applicable laws:

(i)Site Access. A non-exclusive right and easement (over the surface of the Site) for ingress to and egress from the entire Site, and access to the entire Tower and all Improvements to such Site and Tower, at such times (on a 24-hour, seven day per week basis unless otherwise limited by the Ground Lease, but subject to giving Tower Operator at least one Business Day's prior notice), to such extent, and in such means and manners (on foot or by motor vehicle, including trucks and other heavy equipment), as T-Mobile Collocator (and its authorized contractors, subcontractors, engineers, agents, advisors consultants, representatives, or other persons authorized by T-Mobile Collocator) deems reasonably necessary in connection with its full use and enjoyment of the T-Mobile Collocation Space, including a right to construct, install, use, operate, maintain, repair and replace all of its equipment now or hereafter located in the applicable T-Mobile Collocation Space;

(ii)Tower Access. The right to undertake any activity that involves having T-Mobile Collocator or its contractors, subcontractors, engineers, agents, advisors, consultants, representatives, or other Persons authorized by T-Mobile Collocator climb the Tower at any Site; provided, however, that T-Mobile Collocator must ensure that any such Person must work for a vendor approved by Tower Operator; provided further that T-Mobile Collocator shall, except in the event of an Emergency, give Tower Operator at least one Business Day's prior written notice of its intention to exercise such right;

(iii)Storage. The right, exercisable during periods in which T-Mobile Collocator is actively performing work at a Site, to use any unoccupied portion of the ground space at the applicable Site for purposes of temporary location and storage of any of its equipment and for performing any repairs or replacements; provided, however, that T-Mobile Collocator shall be required to remove any of its stored Communications Equipment on any unoccupied portion of the Site upon 10 days' prior written notice from Tower Operator if such unoccupied portion of the Site is under sublease or other occupancy arrangement with a Tower Subtenant that is prepared to take occupancy of such portion of the Site or is otherwise required for use by Tower Operator for work or storage at such Site; and

(iv)Utility Lines. A non-exclusive right and easement for the use, operation, maintenance, repair and replacement of all utility lines, Cables and all equipment and appurtenances located on the Site and providing electrical, gas and any other utility service to T-Mobile's Communications Facility on the Site, which right and easement includes the right of T-Mobile Collocator and its agents, employees and contractors to enter upon the Site to repair, maintain and replace such utility facilities. T-Mobile Collocator shall have the absolute right to contract with any utility service providers it elects, from time to time, for utility services.

(g)Maintenance. T-Mobile Collocator shall, at all times during the Term as to any Site, at T-Mobile Collocator's sole cost and expense, keep and maintain T-Mobile Communications Equipment and T-Mobile Improvements in a structurally safe and sound condition and in working order, in accordance with the general standard of care in the telecommunications industry, subject to Tower Operator's obligations with respect to the maintenance, repair and reinforcement of the Included Property hereunder.

(h)No Obligation With Respect to Communications Facility. In addition to, and not in limitation of any right of T-Mobile Collocator under Section 3), and notwithstanding anything in this Agreement to the contrary, without limiting or diminishing T-Mobile Collocator's payment obligations hereunder in any manner, including its obligation to pay the T-Mobile Total Rent Amount, T-Mobile Collocator shall not have any obligation to occupy or to operate a Communications Facility on the T-Mobile Collocation Space of any Site, and T-Mobile Collocator shall have the right, exercisable at any time during the Term as to any Site, to cease occupying or operating T-Mobile's Communications Facility on the T-Mobile Collocation Space of such Site, and retain its right to such T-Mobile Collocation Space.

(i)Restoration. T-Mobile Collocator shall restore any property damage (normal wear and tear excepted) to any Site or appurtenant property or any access roads thereto caused, following the Effective Date, by motor vehicles, trucks or heavy equipment of T-Mobile Collocator or any of its employees, agents, contractors or designees. If such restoration work is not performed by T-Mobile Collocator within 30 days after written notice from Tower Operator (or if not capable of being performed within such 30-day period, then within a reasonable period of time, provided that T-Mobile Collocator is actively and diligently pursuing completion of such restoration work), Tower Operator may, but shall not be obligated to perform such work on behalf of and for the account of T-Mobile Collocator, and T-Mobile Collocator shall reimburse Tower Operator for the reasonable costs of such restoration work within 30 days after Tower Operator delivers to T-Mobile Collocator a written invoice therefor, together with reasonable evidence of the incurrence of such costs. For the avoidance of doubt, any damage caused by T-Mobile Collocator to any Site or appurtenant property or access roads and any failure by T-Mobile Collocator to cure such damage as required hereby, shall not constitute a breach of or default by Tower Operator under this Agreement or give rise to any obligation by Tower Operator to indemnify T-Mobile Collocator's Indemnitees under this Agreement.

(j)Waiver. Tower Operator agrees to and does hereby waive and relinquish any lien of any kind and any and all rights, statutory or otherwise, including levy, execution and sale for unpaid rents, that Tower Operator may have or obtain on or with respect to any T-Mobile Communications Equipment or T-Mobile Improvements which shall be deemed personal property for the purposes of this Agreement, whether or not the same is real or personal property under applicable Law.

Section 10.    Tower and Site Modifications, Replacement, Expansion and Substitution and Rights With Respect to Additional Ground Space and Tower Space.

(a)Tower and Site Modifications. With respect to any Site for which the structural capacity of the Tower is not sufficient as of the Effective Date to support the T-Mobile Reserved Amount of Tower Equipment, Tower Operator may, upon request by T-Mobile Collocator and at T-Mobile Collocator's cost and expense (as a T-Mobile Collocator capital expenditure, without any increase in the T-Mobile Total Rent Amount or payment of any fee or charge to Tower Operator), make any Modifications to a Tower that it reasonably deems necessary to increase the structural capacity of such Tower to support the T-Mobile Reserved Amount of Tower Equipment; provided that the costs of such Modifications shall be as mutually agreed to by the Parties acting in good faith and shall be consistent with prevailing commercial prices at the relevant time. The structural loading capacity of a Tower and the structural loading thereon shall be determined based on a structural report obtained by Tower Operator at T-Mobile Collocator's cost. If Tower Operator increasing the height of a Tower at the request of T-Mobile Collocator results in a requirement for FAA mandated lighting of such Tower, T-Mobile Collocator shall pay the cost of installing such lighting, the cost of obtaining or amending the FCC Antenna Structure Registration for the Tower (“ASR”), including any environmental studies, and the cost of industry-standard lighting equipment for Tower Operator to monitor the lighting of such Tower, similar to the monitoring equipment at other lighted Sites and the reasonable and customary ongoing electrical expense and other operating expenses associated with maintaining such Tower lighting. If the increase in Tower height at the request of T-Mobile Collocator results in a requirement to detune the Tower, T-Mobile Collocator shall pay the cost of the related detuning equipment and its installation. If T-Mobile Collocator desires to replace or reinforce a Tower and requests that Tower Operator perform such work, Tower Operator shall or shall cause such work to be performed, and T-Mobile Collocator shall pay the actual, customary and reasonable one-time cost of such work (as a T-Mobile Collocator capital expenditure, without any increase in the T-Mobile Total Rent Amount or payment of any fee or charge to Tower Operator), together with all actual, customary and reasonable costs incident thereto and a mutually acceptable construction management fee, within 30 days after Tower Operator delivers to T-Mobile Collocator a written invoice and reasonable supporting documentation for the cost of such work.

(b)Right of Substitution. (i) Notwithstanding anything to the contrary contained in this Agreement, within 15 Business Days after request by T-Mobile Collocator, Tower Operator shall notify T-Mobile Collocator whether there is any Available Space in respect of any Site. If any such Available Space then exists, T-Mobile Collocator shall have the one-time Right of Substitution as to such Available Space upon completing Tower Operator's standard application and amendment procedures, as described in Section 9(e), and obtaining the prior written consent of Tower Operator, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Tower Operator shall be entitled to perform, in its reasonable discretion, a structural analysis, at T-Mobile Collocator's sole cost and expense, prior to consenting to such Right of Substitution. For the avoidance of doubt, T-Mobile Collocator may only exercise a Right of Substitution one time with respect to each Site.

(ii)    If T-Mobile Collocator elects to exercise its Right of Substitution, then, upon completion of the relocation of the Communications Equipment and Improvements of T-Mobile Collocator on the Site (at T-Mobile Collocator's expense) the previously existing T-Mobile Collocation Space of the applicable Site shall automatically be released by T-Mobile Collocator and become a part of the Available Space of such Site and T-Mobile Collocator shall deliver such space in good condition, repair and order, reasonable wear and tear excepted, and shall remove all T-Mobile Communications Equipment therefrom and restore any damage thereto caused by, through or under any T-Mobile Group Member. Subject to the terms of this Agreement, and concurrently therewith, the Available Space on such Site to which the Communications Equipment and Improvements of T-Mobile Collocator have been relocated shall automatically become and constitute the T-Mobile Collocation Space.

(iii)    The Parties shall promptly execute an amendment to the applicable Site Lease Agreement for the Site at which such Right of Substitution was exercised. T-Mobile Collocator shall, at its cost and expense, complete the relocation of its Communications Equipment.

(c)Additional Ground Space. If T-Mobile Collocator deems it necessary to obtain additional ground space (“Additional Ground Space”) to accommodate T-Mobile Collocator's needs at any Site, T-Mobile Collocator and Tower Operator shall cooperate to determine the availability of such space and negotiate the lease of such additional space if available on such Site or determine how to secure such space if it is not available on such Site and shall follow Tower Operator's standard application and amendment procedures as described in Section 9(e). If Tower Operator determines in its reasonable discretion that such Additional Ground Space is currently available at such Site, Tower Operator and T-Mobile Collocator shall enter into an amendment to the applicable Site Lease Agreement setting forth the terms under which T-Mobile Collocator shall lease any Additional Ground Space, which shall be negotiated by the Parties in good faith at the time T-Mobile deems it necessary to obtain such Additional Ground Space. Tower Operator shall be entitled to additional rent from T-Mobile Collocator if (i) the Additional Ground Space includes space outside of the ground space of the Site at the Effective Date or (ii) space in excess of the greater of (x) the Effective Date Ground Space and (y) 240 square feet of ground space.

(d)Required Ground Lessor and Governmental Consents. If the installation of any T-Mobile Communications Equipment, T-Mobile Improvement or any Tower Modification that T-Mobile Collocator desires to make requires the consent, approval, obtaining a zoning variance, or other action of a Ground Lessor, Governmental Authority or any other Person, as applicable, T-Mobile Collocator shall be responsible for obtaining the same at its sole cost and expense. If the installation of any Communications Equipment, Improvement or any Tower Modification that Tower Operator desires to make requires the consent, approval, obtaining a zoning variance, or other action of a Ground Lessor, Governmental Authority or any other Person, as applicable, Tower Operator shall be responsible for obtaining the same at its sole cost and expense or at the cost and expense of the applicable Tower Subtenant.

Section 11.    [Reserved].

Section 12.    Limitations on Liens. T-Mobile Collocator shall not create or incur (and shall cause its Affiliates not to create or incur) any Lien (other than Permitted Encumbrances) against all or any part of any Site. If any such Lien (other than Permitted Encumbrances) is filed against all or any part of any Site as a result of the acts or omissions of T-Mobile Collocator or any of its Affiliates, T-Mobile Collocator shall cause the same to be promptly discharged by payment, satisfaction or posting of bond within 30 days after obtaining knowledge of such Lien. If T-Mobile Collocator fails to cause any such Lien (other than Permitted Encumbrances) to be discharged within such 30-day period, Tower Operator shall have the right, but not the obligation, to cause such Lien to be discharged and may pay the amount of such Lien in order to do so. If Tower Operator makes any such payment, all amounts paid by Tower Operator shall be payable by T-Mobile Collocator to Tower Operator within 30 days after Tower Operator delivers a written invoice to T-Mobile Collocator for the same.

Section 13.    Tower Operator Indemnity; T-Mobile Collocator Indemnity; Procedure For All Indemnity Claims.

(a)Tower Operator Indemnity.

(i)    Without limiting Tower Operator's other obligations under this Agreement, Tower Operator agrees to indemnify, defend and hold each T-Mobile Indemnitee harmless from, against and in respect of any and all Claims that arise out of or relate to:
(A)    any default, breach or nonperformance by Tower Operator of its obligations and covenants under this Agreement;
(B)    Tower Operator's use, operation, maintenance or occupancy of any part of a Site in violation of the terms of this Agreement or any applicable Ground Lease;
(C)    the acts or omissions of a Tower Operator Indemnitee or any of its engineers, contractors or subcontractors; and
(D)    all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications with Tower Operator and its Affiliates agents, employees, engineers, contractors, subcontractors, licensees or invitees in connection with this Agreement;

provided, however, that notwithstanding the foregoing, Tower Operator will (x) only be obliged to indemnify, defend and hold the T-Mobile Indemnitees harmless from, against and in respect of Claims arising from or relating to any default, breach or nonperformance of Section 32 in the event that the Purchase Option with respect to the applicable Site is not exercised by the Tower Operator in accordance with the applicable MPL and (y) not be obliged to indemnify, defend and hold the T-Mobile Indemnitees harmless from, against and in respect of Claims arising from or relating to any default, breach or nonperformance of any term of this Agreement that requires Tower Operator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (1) Tower Operator complies with such Law or such Ground Lease, as applicable, in all material respects and (2) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on T-Mobile Collocator by any Governmental Authority as a result of Tower Operator's non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of Tower Operator's non-compliance in all respects with such Ground Lease.
(ii)    Tower Operator further agrees to indemnify, defend and hold each T-Mobile Indemnitee harmless under any other provision of this Agreement which expressly provides that Tower Operator shall indemnify, defend and hold harmless any T-Mobile Indemnitee with respect to the matters covered in such provision.
(b)T-Mobile Collocator Indemnity.
(i)Without limiting T-Mobile Collocator's other obligations under this Agreement, T-Mobile Collocator agrees to indemnify, defend and hold each Tower Operator Indemnitee harmless from, against and in respect of any and all Claims that arise out of or relate to:
(A)    any default, breach or nonperformance of its obligations and covenants under this Agreement;
(B)    the acts or omissions of a T-Mobile Indemnitee or any of their respective engineers, contractors or subcontractors;
(C)    any work at a Site performed at by or at the direction of a T-Mobile Indemnitee (but not including any work at any Site that Tower Operator is required to perform pursuant to this Agreement that T-Mobile Collocator elects to perform under Section 24);
(D)    any T-Mobile Indemnitee's use, operation, maintenance or occupancy of any T-Mobile Communications Equipment or any portion of any Site (including the T-Mobile Collocation Space) in violation of the terms of this Agreement or any applicable Ground Lease; and
(E)    all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings,

negotiations or communications with T-Mobile Collocator or its agents, employees, engineers, contractors, subcontractors, licensees or invitees in connection with this Agreement.
(ii)T-Mobile Collocator further agrees to indemnify, defend and hold each Tower Operator Indemnitee harmless under any other provision of this Agreement which expressly provides that T-Mobile Collocator shall indemnify, defend and hold harmless any Tower Operator Indemnitee with respect to the matters covered in such provision.
(c)Indemnification Claim Procedure.

(i)Any Indemnified Party shall promptly notify the Party or Parties alleged to be obligated to indemnify (the “Indemnifying Party”) in writing of any relevant pending or threatened Claim by a third party (a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of the Claim; provided, however, that delay in providing such notice shall not release the Indemnifying Party from any of its obligations under Section 13(a) or Section 13(b), except to the extent (and only to the extent) the delay actually and materially prejudices the Indemnifying Party's ability to defend such Claim.

(ii)The Indemnifying Party may assume and control the defense of any Third Party Claim with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party by accepting its obligation to defend in writing and agreeing to pay defense costs (including attorney's fees and expenses) within 30 days of receiving notice of the Third Party Claim. If the Indemnifying Party declines, fails to respond to the notice, or fails to assume defense of the Third Party Claim within such 30-day period, then the Indemnified Party may control the defense and the Indemnifying Party shall pay all defense costs as incurred by the Indemnified Party. The Party that is not controlling the defense of the Third Party Claim shall have the right to participate in the defense and to retain separate counsel at its own expense. The Party that is controlling the defense shall use reasonable efforts to inform the other Party about the status of the defense. The Parties shall cooperate in good faith in the defense of any Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(iii)The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising out of or in connection with, any Third Party Claim, without the consent of any Indemnified Party; provided, however, that the Indemnified Party shall not withhold its consent if such settlement or judgment involves solely the payment of money, without any finding or admission of any violation of Law or admission of any wrongdoing. The Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and obtain, as a condition of any settlement or judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third Party Claim.

(iv)For indemnification Claims other than Third Party Claims, the Indemnified Party promptly shall notify the Indemnifying Party in writing of any Claim for indemnification, describing in reasonable detail the basis for such Claim. Within 30 days following receipt of this notice, the Indemnifying Party shall respond, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Section 13. If the Indemnifying Party does not notify the Indemnified party within such 30-day period that the Indemnifying Party disputes its liability to the Indemnified Party under Section 13(a) or Section 13(b), as applicable, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 13(a) or Section 13(b), as applicable, and the Indemnifying Party shall pay the amount of such Claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party disputes the existence or scope of an obligation to indemnify for the Claim within such 30-day period, it shall explain in reasonable detail the basis for the dispute. If the Parties disagree on the scope or existence of an indemnification obligation for the Claim, management representatives of the Indemnified Party and the Indemnifying Party, at the Vice President level or higher, shall meet or confer by telephone within 20 Business Days in an attempt in good faith to resolve such dispute. If such Persons are unable to resolve the dispute, either Party may act to resolve the dispute in accordance with Sections 33(i) and 33(j).

(d)During the Term, for any dispute or litigation that arises during the Term in connection with any Ground Lessor, Ground Lease, Collocation Agreement, Tower Subtenant or any other issue relating to the operation of the Sites (collectively, “Disputes”), Tower Operator shall have the right to control, prosecute, settle or compromise such Disputes; provided, however, that Tower Operator shall not settle or compromise such Disputes (i) for which Tower Operator is seeking a claim for indemnification under the Master Agreement or (ii) if the settlement or compromise involves an admission of any violation of Law or admission of wrongdoing by T-Mobile Collocator, in each case without T-Mobile Collocator's consent which shall not be unreasonably withheld, conditioned or delayed.

Section 14.    Waiver of Subrogation; Insurance.

(a)Mutual Waiver of Subrogation. To the fullest extent permitted by applicable Law, Tower Operator and T-Mobile Collocator each hereby waives any and all rights of recovery, claim, action or cause of action against the other and the other's Affiliates, for any loss or damage that occurs or is claimed to occur to its property at any Site, by reason of any cause insured against, or required to be insured against, by the waiving party under the terms of this Agreement, regardless of cause or origin. In addition, Tower Operator and T-Mobile Collocator shall each ensure that any property insurance policy it carries with respect to each Site shall provide that the insurer waives all rights of recovery, claim, action or cause of action by way of subrogation against any other Party with respect to Claims for damage to property covered by such policy.

(b)Tower Operator Insurance. For each Site, Tower Operator shall procure, and shall maintain in full force and effect at all times during the Term as to such Site, the following types of insurance with respect to such Site, including the Tower and Improvements on such Site (but excluding T-Mobile Communications Equipment or any other Tower Subtenant's Communications Equipment), paying as they become due all premiums for such insurance:

(i)commercial general liability insurance insuring against all liability of Tower Operator and Tower Operator's officers, employees, agents, licensees and invitees arising out of, by reason of or in connection with the use, occupancy or maintenance of each Site (including Tower and the Improvements), in an amount of not less than $1.0 million for bodily injury or property damage or as a result of one occurrence, and not less than $2.0 million for bodily injury or property damage in the aggregate;

(ii)umbrella or excess liability insurance with limits not less than $25.0 million per occurrence and in the aggregate;

(iii)property insurance (in an amount not less than $100.0 million in the aggregate for all Sites) against direct and indirect loss or damage by fire and all other casualties and risks covered under “all risk” insurance respecting the Tower and Improvements (but excluding any T-Mobile Communications Equipment and T-Mobile Improvements);

(iv)workers' compensation insurance affording statutory coverage for all employees of Tower Operator and any employees of its Affiliates performing activities on all Sites, with employer's liability coverage with a minimum limit of $1.0 million each occurrence;

(v)commercial automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of such coverage shall not be less than $1.0 million combined single limit for each accident and for bodily injury and property damage; and

(vi)any other insurance required under the terms of the applicable Ground Lease.

(c)T-Mobile Collocator Insurance. For each Site, T-Mobile Collocator shall procure, and shall maintain in full force and effect at all times during the Term as to such Site, the following types of insurance with respect to its T-Mobile Collocation Space at such Site, paying as they become due all premiums for such insurance:

(i)Commercial general liability insurance insuring against all liability of T-Mobile Collocator and its officers, employees, agents, licensees and invitees arising out of, by reason of or in connection with the use, occupancy or maintenance of the T-Mobile Collocation Space of such Site, in an amount of not less than $1.0 million for bodily injury or property damage or as a result of one occurrence, and not less than $2.0 million for bodily injury or property damage in the aggregate;

(ii)Umbrella or excess liability insurance with limits not less than $5.0 million per occurrence and in the aggregate;

(iii)Workers' compensation insurance affording statutory coverage for all employees of T-Mobile Collocator and any employees of its Affiliates performing activities on all Sites, with employer's liability coverage with a minimum limit of $1.0 million each occurrence; and

(iv)Commercial automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of such coverage shall not be less than $1.0 million combined single limit for each accident and for bodily injury and property damage.

(d)Insurance Premiums; Additional Insureds and Notice of Cancellation. Tower Operator and T-Mobile Collocator shall each pay all premiums for the insurance coverage which such Party is required to procure and maintain under this Agreement. Each insurance policy maintained by Tower Operator and T-Mobile Collocator (i) shall name the other Party as an additional insured if such insurance policy is for liability insurance (other than any workers' compensation policies) or a loss payee if such insurance policy is for casualty insurance; and (ii) shall provide that the policy cannot be canceled by the insurer as to the other Party except after the insurer gives the other Party 30 days' written notice of cancellation except for non-payment of premium. Regardless of the prior notice of cancellation required of the insurer(s), each party agrees to provide the other with at least 20 days' written notice of cancellation of any and all policies of insurance required by this Agreement. Tower Operator and T-Mobile Collocator shall deliver to the other a certificate or certificates of insurance evidencing the existence of all insurance with respect to each Site that such Party is required to maintain hereunder, such delivery to be made promptly after such insurance is obtained (but not later than the Effective Date) and prior to the expiration date of any such insurance.

(e)Increased Policy Amounts. All policy amounts set forth in this Section 14 shall be evaluated by Tower Operator and increased (if Tower Operator deems necessary) every five years during the Term of this Agreement to such amounts as are customarily carried by prudent landlords and tenants in the telecommunications industry to insure risks associated with their respective interests in facilities comparable to the Sites. All policies of insurance required under this Section 14 shall be written on companies rated “A-VII” by AM Best or a comparable rating and licensed in the state where the applicable Site to which such insurance applies is located.

(f)Other Insurance. Tower Operator and T-Mobile Collocator each agrees that it shall not, on its own initiative or pursuant to the request or requirement of any Tower Subtenant or other Person, take out separate insurance concurrent in form or contributing in the event of loss with that required to be carried by it pursuant to this Section 14, unless the other is named in the policy as an additional insured or loss payee, if and to the extent applicable. Tower Operator and T-Mobile Collocator shall each immediately notify the other whenever any such separate insurance is taken out by it and shall deliver to the other original certificates evidencing such insurance.

Section 15.    Estoppel Certificate. Tower Operator and T-Mobile Collocator each, from time to time upon 30 days' prior request by the other, shall execute, acknowledge and deliver to the other, or to a Person designated by the other, a certificate stating that this Agreement is unmodified and in full effect (or, if there have been modifications, that this Agreement is in full effect as modified, and setting forth such modifications) and the dates to which the T-Mobile Total Rent Amount and other sums payable under this Agreement have been paid, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default of which the signer has knowledge. The Party requesting such certificate shall, at its cost and expense, cause such certificate to be prepared for execution by the requested Party. Any such certificate may be relied upon by any prospective Mortgagee or purchaser of any portion of a Site.

Section 16.    Assignment and Transfer Rights.

(a)Tower Operator Assignment and Transfer Rights.

(i)Without the prior written consent of T-Mobile Collocator, Tower Operator may not assign this Agreement; provided that T-Mobile Collocator's consent shall not be required if the assignee meets the Assumption Requirements and is (x) a Qualified Tower Operator (as defined below), (y) an Affiliate of Tower Operator or (z) a successor Person of Tower Operator by way of merger, consolidation or other reorganization or by the operation of law or a Person acquiring all or substantially all of the assets of Tower Operator. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing herein shall affect or impair (i) Tower Operator's ability to transfer any revenue, rents, issues or profits derived from the Sites (including under or pursuant to this Agreement or any Collocation Agreements) or its rights to receive the same, (ii) Tower Operator's ability to incur, grant or permit to exist any Liens on any revenue, rents, issues or profits derived from the Sites (including under or pursuant to this Agreement or any Collocation Agreement), (iii) the ability of any parent company of Tower Operator to pledge any equity interests in Tower Operator, (iv) Tower Operator's ability, subject to any required consent of any Ground Lessor, to enter into Mortgages or Liens in favor of any Tower Operator Lender (in which case such Tower Operator Lender shall have the right to exercise remedies under any such Mortgage or Lien in a manner consistent with the provisions of this Agreement and any Transaction Document) or (v) Tower Operator's right, subject to any required consent of any Ground Lessor and otherwise in accordance with the terms of this Agreement, to lease, sublease, license or otherwise make available Available Space to Tower Subtenants. A “Qualified Tower Operator” means a tower operator that has a good business reputation and is experienced in the management and operation of communication towers.

(ii)Tower Operator shall deliver to T-Mobile Collocator documentation reasonably satisfactory to it confirming that any party to which Tower Operator assigns any of its duties and obligations hereunder in accordance with this Agreement shall, from and after the date of any such assignment, assume all such duties and obligations to the extent of any such assignment.

(iii)If Tower Operator assigns, in accordance with this Agreement, its rights, interests, duties or obligations under this Agreement with respect to less than all of the Sites, the Parties hereto shall, simultaneously therewith, enter into such agreements as are reasonably necessary to appropriately bifurcate the rights, interests, duties and obligations of Tower Operator under this Agreement and under the applicable MPL.

(iv)Tower Operator hereby agrees that any attempt of Tower Operator to assign its interest in this Agreement, in whole or in part, in violation of this Section 16 shall constitute a default under this Agreement and shall be null and void ab initio.

(b)T-Mobile Collocator Assignment and Transfer Rights.

(i)T-Mobile Collocator may not, without the prior written consent of Tower Operator, assign this Agreement, or any of its rights, duties or obligations under this Agreement, including its rights to any Site or the T-Mobile Collocation Space at such Site, to any Person or, except as permitted under Section 19(d), sublease or grant concessions or other rights for the occupancy or use of any portion of the T-Mobile Collocation Space to any Person; provided that Tower Operator's consent shall not be required if the assignee meets the Assumption Requirements and is (A) an Affiliate of T-Mobile Collocator, (B) a successor Person by way of merger, consolidation, or other reorganization or by operation of law or to any Person acquiring substantially all of the assets of T-Mobile Collocator or (C) in any market in which T-Mobile Collocator has ceased to operate or shall cease to operate after the consummation of the transaction that is the subject of the assignment in a manner that requires the use of the Towers in such market, T-Mobile Collocator may assign the T-Mobile Collocation Space at any

Site to any wireless communications end user that intends to use the T-Mobile Collocation Space for its own wireless communications business and that enters into an agreement and consent with Tower Operator that is reasonably satisfactory to Tower Operator (collectively, a “T-Mobile Assignee,” and such assignment, a “T-Mobile Transfer”). In the case of clause (C) of the preceding sentence, an agreement and consent entered into by a T-Mobile Assignee and Tower Operator substantially in the form of Exhibit F hereto shall be deemed to be reasonably satisfactory to Tower Operator.

(ii)If T-Mobile Collocator effects a T-Mobile Transfer, then, in the case of a T-Mobile Transfer to any Person with a rating of BBB- or higher from Standard & Poor's Ratings Services or Baa3 or higher from Moody's Investor Services, the obligations of T-Mobile Collocator with respect to the portion of the T-Mobile Collocation Space that is the subject of the T-Mobile Transfer shall cease and terminate, and Tower Operator shall look only and solely to the Person that is the Qualifying Transferee of T-Mobile Collocator's interest in and to such portion of the T-Mobile Collocation Space for performance of all of the duties and obligations of T-Mobile Collocator under this Agreement with respect to such T-Mobile Collocation Space from and after the date of the T-Mobile Transfer. Otherwise, in the event of any T-Mobile Transfer, T-Mobile Collocator shall remain liable under this Agreement for the performance of T-Mobile Collocator's duties and obligations hereunder as to such applicable T-Mobile Collocation Space that is the subject of the T-Mobile Transfer.

(iii)If T-Mobile Collocator assigns, in accordance with this Agreement, its rights, interests, duties or obligations under this Agreement with respect to less than its entire interest in the T-Mobile Collocation Space at any Site to a T-Mobile Assignee, the Parties hereto shall, simultaneously therewith, enter into such agreements as are reasonably necessary to appropriately bifurcate the rights, interests, duties and obligations of T-Mobile Collocator under this Agreement.

(iv)T-Mobile Collocator shall deliver to Tower Operator documentation reasonably satisfactory to Tower Operator confirming that any party to which T-Mobile Collocator assigns any of its duties and obligations hereunder in accordance with this Agreement shall, from and after the date of any such assignment, assume all such duties and obligations of T-Mobile Collocator under this Agreement to the extent of any such assignment (provided that T-Mobile Collocator's delivery of documentation substantially in the form of Exhibit F hereto shall be deemed to be reasonably satisfactory to Tower Operator).

(v)T-Mobile Parent may not, without the prior written consent of Tower Operator, assign this Agreement or any of its rights, duties or obligations under this Agreement, including under Section 34, to any Person. Each of T-Mobile Parent and T-Mobile Collocator hereby agrees that any attempt of T-Mobile Parent or T-Mobile Collocator to assign its interest in this Agreement or any of its rights, duties or obligations under this Agreement, in whole or in part, in violation of this Section 16(b) shall constitute a default under this Agreement and shall be null and void ab initio.

(vi)In the event of any T-Mobile Transfer or other disposition by T-Mobile Collocator of its interest in the T-Mobile Collocation Space to any Person that is a competitor of Tower Operator or any of its Affiliates, all rights of T-Mobile Collocator relating to, and the associated obligations of Tower Operator with respect to, the T-Mobile Reserved Amount of Tower Equipment and the Reserved T-Mobile Loading Capacity shall automatically terminate and in no event shall such rights transfer to or otherwise benefit such Person.

Section 17.    Environmental Covenants.

(a)Tower Operator Environmental Covenants. Tower Operator covenants and agrees that (i) Tower Operator shall not conduct or allow to be conducted upon any Site any business operations or activities, or employ or use a Site, to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process Hazardous Materials; provided, however, that Tower Operator shall have the right to bring, use, keep and allow any Tower Subtenant to bring and keep on any Site in customary quantities and in compliance with all applicable Laws, batteries, generators and associated fuel tanks and other Hazardous Materials commonly used in the tower industry reasonably necessary for the operation and maintenance of each Site or that are being used at the relevant Site on the Effective Date; (ii) Tower Operator shall carry on its business and operations at each Site in compliance with all applicable Environmental Laws; (iii) Tower Operator shall not create or permit to be created any Lien against any Site for the costs of any response, removal or remedial action or clean-up of Hazardous Materials; (iv) except as provided in Section 17(b)(iv), Tower Operator shall promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting each Site in accordance with, and to the extent necessary to comply with, all applicable Environmental Laws after the Effective Date. Tower Operator shall promptly notify T-Mobile Collocator of any release of Hazardous Materials at any Site upon obtaining knowledge of such release.

(b)T-Mobile Collocator Environmental Covenants. T-Mobile Collocator covenants and agrees that, from and after the Effective Date, as to each Site upon which it leases or otherwise uses or occupies any T-Mobile Collocation Space (i) T-Mobile Collocator shall not conduct or allow to be conducted upon any such T-Mobile Collocation Space of any Site any business operations or activities, or employ or use a T-Mobile Collocation Space of any Site, to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process Hazardous Materials; provided, however, that T-Mobile Collocator shall have the right to bring, use and keep on the T-Mobile Collocation Space of any Site in customary quantities and in compliance with all applicable Laws, batteries, generators and associated fuel tanks and other Hazardous Materials commonly used in the telecommunications industry reasonably necessary for the operation and maintenance of each T-Mobile Collocation Space of any Site or that are being used at the relevant Site on the Effective Date; (ii) T-Mobile Collocator shall carry on its business and operations on the T-Mobile Collocation Space of any Site in compliance with, and shall remain in compliance with, all applicable

Environmental Laws unless non-compliance results from the acts or omissions of Tower Operator or any Tower Subtenant; (iii) T-Mobile Collocator shall not create or permit to be created any Lien against any Site for the costs of any response, removal or remedial action or clean-up of Hazardous Materials unless non-compliance results from the acts or omissions of Tower Operator or any Tower Subtenant; (iv) to the extent such Hazardous Materials were deposited by T-Mobile Collocator or any of its Affiliates, agents, employees, engineers, contractors or subcontractors, T-Mobile Collocator shall promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions necessary to clean up and remove all such Hazardous Materials on, from or affecting each Site in accordance with, and to the extent necessary to comply with, all applicable Environmental Laws; and (v) T-Mobile Collocator shall promptly notify Tower Operator in writing if T-Mobile Collocator receives any notice, letter, citation, order, warning, complaint, claim or demand that (A) T-Mobile Collocator has violated, or is about to violate, any Environmental Law, (B) there has been a release or there is a threat of release, of Hazardous Materials at or from the T-Mobile Collocation Space of, or otherwise affecting, any Site, (C) T-Mobile Collocator may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a release of Hazardous Materials, or (D) the T-Mobile Collocation Space of any Site or the Site is subject to a Lien in favor of any Governmental Authority for any liability, cost or damages under any Environmental Law. To the extent requested by Tower Operator, T-Mobile Collocator agrees to provide copies of all material safety data sheets for approved Hazardous Materials brought to any Site and annual inventories of such Hazardous Materials present at any Site to Tower Operator, no later than December 31 of each year. In addition to any other notification to Tower Operator required pursuant to this Agreement, T-Mobile Collocator must provide notice to Tower Operator of any above ground or underground storage tank installed by T-Mobile Collocator at any Site and provide copies of registration documents to Tower Operator, if registration is required by the governing state agencies. T-Mobile Collocator shall promptly notify Tower Operator of any release of Hazardous Materials at any Site upon obtaining knowledge of such release.

Section 18.    Taxes. T-Mobile Collocator shall be responsible for and shall pay all sales Taxes or Taxes in the nature of sales Taxes (including Taxes such as the Arizona privilege Tax and the New Mexico gross receipts Tax) with respect to any rent payments under this Agreement; provided, however, that T-Mobile Collocator shall not be responsible for any such Tax unless (i) Tower Operator notifies T-Mobile Collocator of its obligation under this Section 18 within 18 months after the billing date for the corresponding rent payment or (ii) the liability for such Tax is based on an administrative ruling or judicial decision that occurs after the end of such 18-month period. In the case of clause (ii) of the preceding sentence, Tower Operator shall promptly give notice to T-Mobile Collocator of the applicable ruling or decision and give T-Mobile Collocator a reasonable opportunity to contest its liability for the Tax.

Section 19.    Use of Easements and Utilities.

(a)Subject to any conditions in the applicable Ground Lease and in any applicable easements, T-Mobile Collocator shall have the right to use; (i) any existing easements benefiting the Land, (ii) any existing facilities for access to the Land and the Site and (iii) any existing facilities for utilities available to Tower Operator under the Ground Lease. Subject to any conditions in the applicable Ground Lease and in any applicable easements and to any approval of Tower Operator required under this Agreement, T-Mobile Collocator shall have the right to modify, improve and install, at its own expense, wires, Cables, conduits, pipes and other facilities on, over, under and across the Land or in any easement benefiting the Land, for the benefit of the T-Mobile Communications Equipment. If any easement benefiting the Land is insufficient for T-Mobile Collocator's use under this Section 19, then Tower Operator shall cooperate with T-Mobile Collocator to obtain easement rights from the Ground Lessor or adjacent property owner sufficient for T-Mobile Collocator's use and at no additional cost to Tower Operator.

(b)As among T-Mobile Collocator and all new Tower Subtenants, Tower Operator shall cause utility charges to be separately metered. T-Mobile Collocator shall pay to the applicable utility service provider the charges for all separately metered utility services used by T-Mobile Collocator at each Site in the operation of T-Mobile's Communications Facility at such Site. Notwithstanding the foregoing provisions of this Section 19, if the applicable utility service provider shall not render a separate bill for T-Mobile Collocator's usage, T-Mobile Collocator shall reimburse Tower Operator monthly for T-Mobile Collocator's actual metered usage at the rate charged to Tower Operator by the applicable utility service provider, or if Tower Operator is prohibited from installing a separate meter to measure T-Mobile Collocator's usage, T-Mobile Collocator may use Tower Operator's utility sources to provide utility service to the Communications Facility, and T-Mobile Collocator shall reimburse Tower Operator monthly for T-Mobile Collocator's actual usage at the rate charged to Tower Operator by the applicable service provider (and Tower Operator and T-Mobile Collocator agree to cooperate in determining a method by which to measure or estimate T-Mobile Collocator's usage if the usage is not capable of actual measurement). Notwithstanding anything to the contrary contained herein, Tower Operator shall have no obligation to provide, maintain or pay for utility services related to T-Mobile Communications Equipment. T-Mobile Collocator shall pay for all utility services utilized by T-Mobile Collocator and its Affiliates in its operations at each Site prior to delinquency.

(c)If not prohibited by applicable Laws, T-Mobile Collocator shall allow Tower Operator to use T-Mobile Collocator's power sources at all Sites with tower lighting systems, solely for the purpose of providing electrical power for Tower Operator's light monitoring equipment on such Site and to maintain Tower lighting on such Site as required under this Agreement and applicable Law, and subject to the terms of the Transition Services Agreement. Connecting Tower Operator's light monitoring equipment to T-Mobile Collocator's electrical power source (unless necessary as a result of an increase in the height of a Tower due to a Modification made at the request of T-Mobile Collocator) shall be at Tower Operator's sole cost and expense. Notwithstanding the foregoing, at any Site where Tower Operator uses T-Mobile Collocator's power sources, Tower Operator may continue to use such T-Mobile Collocator power sources in consideration of a monthly payment of $50.00 for incandescent lighting or $20.00 for strobe and LED lighting. Tower Operator may connect to its own power source and stop using T-Mobile Collocator's power source at any time, upon which its obligation to make such monthly payments shall cease. Notwithstanding anything to the contrary contained herein, Tower Operator is not required to obtain its own power source for lighting and monitoring equipment if lighting at a Site is not required under applicable Law (including approvals granted by any local zoning board) or other existing written agreement.

(d)T-Mobile Collocator may sublease, license or sublicense all or any portion of the T-Mobile Collocation Space at any Site to any Backhaul Operator (as defined below) providing Backhaul Services (as defined below) exclusively to T-Mobile Collocator in connection with the operation of T-Mobile Collocator's communications network and allow such Backhaul Operator to use its network, T-Mobile Communications Equipment, T-Mobile Improvements or Communications Facility; provided, however, that (i) T-Mobile Collocator shall follow the application and amendment requirements set forth in Section 9(e) with respect to such sublease, license or sublicense and (ii) substantially concurrently with and as a condition precedent to such sublease, license or sublicense T-Mobile Collocator shall enter into a three-party agreement with Tower Operator and such Backhaul Operator, which agreement shall, among other things, provide that if at any time such Backhaul Operator provides Backhaul Services to any Tower Subtenant, then such Backhaul Operator shall pay rent to Tower Operator for the space occupied by its equipment at fair market rates (to be further described in such three-party agreement). “Backhaul Operator” means a Person providing services to transmit voice, video, internet or data from a Site to another location. “Backhaul Services” means, with respect to a Site, the transmission of voice, video, internet or data originating from T-Mobile Collocator or a Tower Subtenant Communications Equipment base station appurtenant to such Site.

Section 20.    Compliance with Law; Governmental Permits.

(a)Tower Operator shall, at its own cost and expense, obtain and maintain in effect all certificates, permits, licenses and other approvals relating to Government Approvals (including those relating to FCC and FAA regulations) and comply with all Laws, required or imposed by Governmental Authorities, in connection with the operation and maintenance of the Included Property of each Site (including the Tower on such Site). Without limiting the generality of the immediately preceding sentence, Tower Operator shall maintain and repair (i) any ASR signs or radio frequency emission caution, notice, or alert signs at each Site in good and legible order in compliance with applicable Law and (ii) any AM detuning equipment present at each Site and, if required but not present at a Site, provide any necessary AM detuning equipment so that such Site complies with applicable Law. Each FCC-required ASR sign shall contain Tower Operator's contact information. Tower Operator shall conduct annual inspections of all Sites; provided that until the requisite waiver from the FCC has been obtained by the applicable T-Mobile Lessor, Tower Operator shall conduct quarterly inspections of all Sites with lighted Towers of such T-Mobile Lessor. T-Mobile Collocator shall, at its own cost and expense, comply with all Laws, required or imposed by Governmental Authorities, in connection with its use of each Site. Each T-Mobile Lessor agrees, promptly after the conversion of the Tower monitoring system at the Sites to Tower Operator's network operations center, to petition the FCC to waive its rights to quarterly inspection of all lighted Towers of such T-Mobile Lessor for which such waiver has not already been obtained.

(b)Tower Operator shall, at its own cost and expense, reasonably cooperate with T-Mobile Collocator or its Affiliates in their efforts to obtain and maintain in effect any certificates, permits, licenses and other approvals and to comply with any Laws required or imposed on T-Mobile Collocator by Governmental Authorities applicable to the T-Mobile Communications Equipment and the T-Mobile Collocation Space. Without limiting the generality of the immediately preceding sentence, Tower Operator shall, at its own cost and expense, provide to T-Mobile Collocator any documentation that may be necessary for T-Mobile Collocator to comply with all FCC reporting requirements relating to the T-Mobile Communications Equipment and the T-Mobile Collocation Space.

(c)Notwithstanding anything herein to the contrary, Tower Operator shall have no obligation to provide any information necessary for T-Mobile Collocator to obtain any certificate, permit or other approval relating to the T-Mobile Communications Equipment itself (e.g., FCC type certification).

(d)T-Mobile Collocator shall reasonably cooperate with Tower Operator in Tower Operator's efforts to provide required information and to comply with all Laws required or imposed by Governmental Authorities applicable to each Site. Tower Operator shall consider in good faith any advice provided by T-Mobile Lessors to Tower Operator regarding compliance with FCC and FAA regulations and shall confer with T-Mobile Lessors, from time to time in the ordinary course of business, regarding Tower

Operator's protocols and procedures relating to compliance with FCC and FAA regulations.

(e)T-Mobile Collocator shall be afforded access, at reasonable times and upon reasonable prior notice, to all of Tower Operator's records, books, correspondence, instructions, blueprints, permit files, memoranda and similar data relating to the compliance of the Towers with all applicable Laws, except privileged or confidential documents or where such disclosure is prohibited by Law. Any information described in this Section 20(e) shall be open for inspection upon reasonable notice by T-Mobile Collocator, at its cost, and its authorized representatives at reasonable hours at Tower Operator's principal office and shall be retained by Tower Operator for a period of three years after the expiration of this Agreement.

(f)If, as to any Site, any material certificate, permit, license, easement or approval relating to the operation of such Site is canceled, expires, lapses or is otherwise withdrawn or terminated (except as a result of the acts or omissions of T-Mobile Collocator or its Affiliates, agents or employees) or Tower Operator has breached any of its obligation under this Section 20, and Tower Operator has not confirmed to T-Mobile Collocator, within 48 hours of obtaining notice thereof, that Tower Operator is commencing to remedy such non-compliance or, after commencing to remedy such non-compliance, Tower Operator is not diligently acting to complete the remedy thereof, then T-Mobile Collocator shall have the right, in addition to its other remedies pursuant to this Agreement, at law, or in equity, to take appropriate action to remedy any such non-compliance and be reimbursed for its costs from Tower Operator as provided in Section 24. Notwithstanding anything to the contrary contained herein, Tower Operator shall have no obligation to obtain or restate (or otherwise provide information for T-Mobile Collocator to obtain or restate) any certificates, permits, licenses, easements or approvals that (i) relate exclusively to T-Mobile Communications Equipment itself or (ii) were canceled, expired, lapsed or were otherwise withdrawn or terminated due to a violation by T-Mobile Collocator that predated the Effective Date. T-Mobile Collocator shall, at all times, keep, operate and maintain T-Mobile Communications Equipment at each Site in a safe condition, in good repair, in accordance with applicable Laws and with the general standard of care in the telecommunications industry.

(g)The following provisions shall apply with respect to the marking/lighting systems serving the Sites (but only if such marking/lighting systems are required by applicable Law (including approvals granted by the FAA, FCC, and any local zoning board or in place as of the Effective Date) or existing written agreements):

(i)In addition to the requirements set out elsewhere in this Section 20 and Section 21, for each Site, Tower Operator agrees to monitor the lighting system serving such Site in accordance with the requirements of applicable Law and file all required Notice To Airmen (“NOTAM”) and other required reports in connection therewith. In addition, Tower Operator agrees, as soon as practicable, to repair any failed lighting system and deteriorating markings in accordance with the requirements of applicable Law in all material respects. Tower Operator shall simultaneously provide T-Mobile Collocator with a copy of any NOTAM and a monthly report in electronic format describing all pertinent facts relating to the lighting system serving the Sites, including lighting outages, status of repairs, and location of outages.

(ii)In addition to and not in limitation of Section 25(c), if Tower Operator defaults under this Section 20(g), and Tower Operator has not confirmed to T-Mobile Collocator, within 48 hours of obtaining notice thereof, that Tower Operator is commencing to remedy such default or, after commencing to remedy such default, Tower Operator is not diligently acting to complete the remedy thereof, in addition to its other remedies pursuant to this Agreement, at law, or in equity, T-Mobile Collocator may elect to take appropriate action to repair or replace any aspect of the marking/lighting system, in which case T-Mobile Collocator shall provide Tower Operator with an invoice for related costs on a monthly basis, which amount shall be paid by Tower Operator to T-Mobile Collocator, as applicable, within 20 Business Days of Tower Operator's receipt of such invoice.

Section 21.    Compliance with Specific FCC Regulations.

(a)Tower Operator understands and acknowledges that Tower Subtenants are engaged in the business of operating Communications Equipment at each Site. The Communications Equipment is subject to the regulations of the FCC, including regulations regarding exposure by workers and members of the public to the radio frequency emissions generated by T-Mobile Communications Equipment. Tower Operator acknowledges that such regulations prescribe the permissible exposure levels to emissions from the Communications Equipment which can generally be met by maintaining safe distances from such Communications Equipment. To the extent Tower Operator is required to do so under applicable FCC regulations, Tower Operator shall use commercially reasonable efforts to install, or require the Tower Subtenants to install, at its or their expense, such marking, signage or barriers to restrict access to any Site as Tower Operator deems necessary in order to comply with the applicable FCC regulations with respect to Communications Equipment other than T-Mobile Communications Equipment, and with respect to T-Mobile Communications Equipment, T-Mobile Collocator shall install same. Tower Operator further agrees to post, or to require the Tower Subtenants to post, prominent signage as may be required by applicable Law or by the order of any Governmental Authority at all points of entry to each Site regarding the potential RF emissions, with respect to Communications Equipment other than T-Mobile Communications Equipment, and with respect to T-Mobile Communications Equipment, T-Mobile Collocator shall install same. Tower Operator shall cooperate in good faith with T-Mobile Collocator to minimize any confusion or unnecessary duplication that could result in similar signage being posted with respect to any T-Mobile Communications Equipment at or near any Site in respect of any T-Mobile Collocation Space on such Site.

(b)From and after the Effective Date, T-Mobile Collocator shall cooperate (and cause its Affiliates to cooperate) with each Tower Subtenant with respect to each Site regarding compliance with applicable FCC regulations.

(c)T-Mobile Collocator acknowledges and agrees that T-Mobile Communications Equipment at each Site is subject to the regulations of the FCC, including regulations regarding exposure by workers and members of the public to the radio frequency emissions generated by T-Mobile Communications Equipment, and T-Mobile Collocator agrees to comply (and T-Mobile Collocator shall cause its Affiliates to comply) with all FCC Regulations and all other Applicable Laws. T-Mobile Collocator acknowledges that such regulations prescribe the permissible exposure levels to emissions from its Communications Equipment, which can generally be met by maintaining safe distances from such Communications Equipment. T-Mobile Collocator shall install at its expense such marking, signage, or barriers to restrict access to any T-Mobile Communications Equipment on a Site in respect of any T-Mobile Collocation Space on such Site as T-Mobile Collocator deems necessary in order to comply with the applicable FCC regulations. T-Mobile Collocator shall cooperate in good faith with Tower Operator to minimize any confusion or unnecessary duplication that could result in similar signage being posted with respect to any T-Mobile Communications Equipment at or near any Site in respect of any T-Mobile Collocation Space on such Site. T-Mobile Collocator, at its option, may also install signage at any Site identifying T-Mobile's Communications Facility at such Site and providing for contact information in the case of an Emergency.

(d)T-Mobile Collocator further agrees to alert all personnel working at or near each Site, including T-Mobile Collocator's maintenance and inspection personnel, to maintain the prescribed distance from the Communications Equipment and to otherwise follow the posted instructions of Tower Operator.

(e)The Parties acknowledge that T-Mobile Collocator (or an Affiliate thereof) is licensed by the FCC to provide telecommunications services and that the Sites are used to provide those services. Nothing in this Agreement shall be construed to transfer control of any FCC authorization held by T-Mobile Collocator (or an Affiliate thereof) to Tower Operator with respect to telecommunications services provided by T-Mobile Collocator or its Affiliates, to allow Tower Operator to in any manner control the T-Mobile Communications Equipment, or to limit the right of T-Mobile Collocator (or an Affiliate thereof) to take all necessary actions to comply with its obligations as an FCC licensee or with any other legal obligations to which it is or may become subject (subject to the other terms of this Agreement with respect to actions T-Mobile Collocator or its Affiliates may take with respect to a Site).

Section 22.    Holding Over.

(a)If during the Term of this Agreement T-Mobile Collocator remains in possession of the T-Mobile Collocation Space at any Site after expiration or termination of T-Mobile Collocator's leaseback of or other right to use and occupy the T-Mobile

Collocation Space at such Site without any express written agreement by Tower Operator, then T-Mobile Collocator shall be a month-to-month tenant with the monthly T-Mobile Total Rent Amount equal to 150% of the monthly T-Mobile Total Rent Amount last applicable to the T-Mobile Collocation Space and subject to all of the other terms set forth in this Agreement. If T-Mobile Collocator remains a month-to-month holdover tenant at any Site for more than 12 consecutive months, T-Mobile Collocator shall be deemed to have renewed its leaseback or other right to use and occupy the T-Mobile Collocation Space at such Site for a renewal term of five years, with the monthly T-Mobile Total Rent Amount being equal to the monthly T-Mobile Total Rent Amount applicable during the period of such month-to-month tenancy (provided such rent shall not be less than the fair market rent of such Site at that time) and subject to all of the other terms set forth in this Agreement (including with respect to any escalation of such T-Mobile Total Rent Amount by reference to CPI or any other increases in or adjustments to such T-Mobile Total Ground Rent).

(b)T-Mobile Collocator shall not be required to pay the T-Mobile Total Rent Amount or any other monthly charge to Tower Operator with respect to the use and occupancy of any Site during the period in which Tower Operator remained in possession of the Included Property of such Site after the expiration or termination of the term of the MPL with respect to such Site.

Section 23.    Rights of Entry and Inspection. T-Mobile Collocator shall permit Tower Operator and Tower Operator's representatives to conduct visual inspections of T-Mobile Communications Equipment located on the Tower in accordance with the general standard of care in the tower industry to ascertain compliance with the provisions of this Agreement. Tower Operator may visually inspect, but shall not be entitled to have any access to any enclosed T-Mobile Communications Equipment. Nothing in this Section 23 shall imply or impose any duty or obligation upon Tower Operator to enter upon any Site at any time for any purpose, or to inspect T-Mobile Communications Equipment at any time, or to perform, or pay the cost of, any work that T-Mobile Collocator or its Affiliates is required to perform under any provision of this Agreement, and Tower Operator has no such duty or obligation.

Section 24.    Right to Act for Tower Operator. In addition to and not in limitation of any other remedy T-Mobile Collocator may have under this Agreement, if Tower Operator fails to make any payment or to take any other action when and as required under this Agreement in order to correct a condition the continued existence of which is imminently likely to cause bodily injury or have a material adverse effect on the ability of T-Mobile Collocator to operate the T-Mobile Communications Equipment at any Site, then subject to the following sentence, T-Mobile Collocator may, without demand upon Tower Operator and without waiving or releasing Tower Operator from any duty, obligation or liability under this Agreement, make any such payment or take any such other action required of Tower Operator, in each case in compliance with applicable Law in all material respects and in a manner consistent with the general standard of care in the tower industry. Unless Tower Operator's failure results in or relates to an Emergency, T-Mobile Collocator shall give Tower Operator at least 10

Business Days' prior written notice of T-Mobile Collocator's intended action and Tower Operator shall have the right to cure such failure within such 10 Business Day period unless the same is not able to be remedied in such 10 Business Day period, in which event such 10 Business Day period shall be extended; provided Tower Operator has commenced such cure within such 10 Business Day period and continuously prosecutes the performance of the same to completion with due diligence. No prior notice shall be required in the event of an Emergency. The actions that T-Mobile Collocator may take include, in addition to any actions permitted under Section 4, the payment of insurance premiums that Tower Operator is required to pay under this Agreement and the payment of Taxes that Tower Operator is required to pay under the applicable MPL. T-Mobile Collocator may pay all incidental costs and expenses incurred in exercising its rights under this Agreement, including reasonable attorneys' fees and expenses, penalties, re-instatement fees, late charges, and interest. An amount equal to 120% of the total amount of the costs and expenses incurred by T-Mobile Collocator in accordance with this Section 24 shall be due and payable by Tower Operator upon demand and bear interest at the rate of the lesser of (A) the Prime Rate or (B) 10% per annum from the date five days after demand until paid by Tower Operator.

Section 25.    Defaults and Remedies.

(a) T-Mobile Collocator Events of Default. The following events constitute events of default by T-Mobile Collocator:

(i)In respect of this Agreement or any Site Lease Agreement, T-Mobile Collocator fails to timely pay any portion of the T-Mobile Collocation Rent or the T-Mobile Ground Rent, and any such failure continues for 10 Business Days after written notice from Tower Operator;

(ii)T-Mobile Collocator fails to timely pay any other amount payable hereunder not constituting a portion of the T-Mobile Collocation Rent or the T-Mobile Ground Rent, and such failure continues for 10 Business Days after written notice from Tower Operator;

(iii)T-Mobile Collocator violates or breaches any term of this Agreement in respect of any Site, and T-Mobile Collocator fails to cure such breach or violation within 30 days of receiving notice thereof from Tower Operator or, if the violation or breach cannot be cured within 30 days (other than a failure to pay money), fails to take steps to cure such violation or breach within such 30 days and act continuously and diligently to complete the cure of such breach or violation within a reasonable time; provided that if any such default causes Tower Operator to be in default under any Collocation Agreement existing prior to the Effective Date, the 30 day period referenced above in this Section 25(a)(iii) shall be reduced to such lesser time period as Tower Operator notifies such T-Mobile Collocator in writing that Tower Operator has to comply under such Collocation Agreement;

(iv)A Bankruptcy event occurs with respect to T-Mobile Collocator; or T-Mobile Collocator becomes insolvent or makes an assignment for the benefit of creditors; or any action is brought by T-Mobile Collocator seeking its dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property; or if T-Mobile Collocator commences a voluntary proceeding under the federal Bankruptcy Code; or any action or petition is otherwise brought by T-Mobile Collocator seeking similar relief or alleging that it is insolvent or unable to pay its debts as they mature; or any action is brought against T-Mobile Collocator seeking its dissolution or liquidation of any of its assets, or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property, and any such action is consented to or acquiesced in by T-Mobile Collocator or is not dismissed within 90 days after the date upon which it was instituted; or any proceeding under the federal Bankruptcy Code is instituted against T-Mobile Collocator and (A) an Order for relief is entered in such proceeding, or (B) such proceeding is consented to or acquiesced in by T-Mobile Collocator or is not dismissed within 90 days after the date upon which it was instituted; or any action or petition is otherwise brought against T-Mobile Collocator seeking similar relief or alleging that it is insolvent, unable to pay its debts as they mature or generally not paying its debts as they become due, and such action or petition is consented to or acquiesced in by T-Mobile Collocator or is not dismissed within 90 days after the date upon which it was brought;

(v)T-Mobile Collocator rejects its rights to sublease or right to use any Site under Section 365 of the federal Bankruptcy Code; or

(vi)The occurrence of any event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under the MPL shall be deemed a separate breach hereof and an event of default hereunder.

(b)Tower Operator Remedies With Respect to T-Mobile Collocator Defaults; T-Mobile Collocator Cure Rights. (i) Upon the occurrence of (A) any event of default by T-Mobile Collocator under Section 25(a)(i) or Section 25(a)(ii) or (B) any event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 25(a)(vi) (that relates to an event of default by any T-Mobile Lessor or T-Mobile Ground Lease Additional Party under Section 29(a)(i) or Section 29(a)(ii) of the MPL), Tower Operator may terminate this Agreement as to the leaseback or other use and occupancy of the T-Mobile Collocation Space at any or all Sites leased, used or occupied by T-Mobile Collocator only if such event of default is then occurring in respect of 10% or more of the Sites, in the aggregate. If an event of default by T-Mobile Collocator under Section 25(a)(i) or Section 25(a)(ii) or an event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 25(a)(vi) (that relates to an event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 29(a)(i) or Section 29(a)(ii) of the MPL) is then occurring in respect of less than 10% of the Sites, in the aggregate, then subject to the terms of this Agreement, Tower Operator may terminate this Agreement as to the leaseback or other use and occupancy of the T-Mobile Collocation Space only as to those Sites leased, used or occupied by T-Mobile Collocator with respect to which such event of default is occurring. Tower Operator may terminate this Agreement as to such Site or Sites, as applicable, by giving T-Mobile Collocator written notice of termination; termination with respect to the affected Site or Sites, as applicable, shall be effective 30 days after T-Mobile Collocator's receipt of the termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.

(i)Upon the occurrence of any event of default by T-Mobile Collocator under Section 25(a)(iii) as to the T-Mobile Collocation Space of a Site or an event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 25(a)(vi) (that relates to an event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 29(a)(i) or Section 29(a)(ii) of the MPL with respect to such Site), Tower Operator may terminate this Agreement as to the applicable Site and T-Mobile Collocator's leaseback or other use and occupancy of the T-Mobile Collocation Space at such Site by giving T-Mobile Collocator written notice of termination, and this Agreement shall be terminated as to the applicable Site and as to the applicable T-Mobile Collocation Space, 30 days after T-Mobile Collocator's receipt of such termination notice.

(ii)Upon the occurrence of (A) any event of default by T-Mobile Collocator under Section 25(a)(iv) or Section 25(a)(v) or (B) any event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 25(a)(vi) (that relates to an event of default by any T-Mobile Lessor or any T-Mobile Ground Lease Additional Party under Section 29(a)(iii) or Section 29(a)(iv) of the MPL), Tower Operator may terminate this Agreement as to the leaseback or other use and occupancy of the T-Mobile Collocation Space at any or all Sites leased, used or occupied by T-Mobile Collocator by giving T-Mobile Collocator written notice of termination, and this Agreement shall be terminated as to such Sites 30 days after T-Mobile Collocator's receipt of such termination notice.

(iii)Notwithstanding anything to the contrary contained herein, if T-Mobile Collocator is determined to be in default pursuant to Section 25(f), then T-Mobile Collocator shall have 20 days following such determination to initiate a cure of such default and so long as such cure is diligently completed, an event of default with respect to T-Mobile Collocator shall not be deemed to have occurred.

(c)Tower Operator Events of Default. The following events constitute events of default by Tower Operator:

(i)Tower Operator violates or breaches any material term of this Agreement in respect of any Site, and Tower Operator fails to cure such breach or violation within 30 days of receiving notice thereof from T-Mobile Collocator or, if the violation or breach cannot be cured within 30 days (other than a failure to pay money), fails to take steps to cure such violation or breach within such 30 days and act diligently to complete the cure of such violation or breach within a reasonable time;

(ii)A Bankruptcy event occurs with respect to Tower Operator; or Tower Operator becomes insolvent or makes an assignment for the benefit of creditors; or any action is brought by Tower Operator seeking its dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property; or Tower Operator commences a voluntary proceeding under the federal Bankruptcy Code; or any action or petition is otherwise brought by Tower Operator seeking similar relief or alleging that it is insolvent or unable to pay its debts as they mature; or any action is brought against Tower Operator seeking its dissolution or liquidation of any of its assets, or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property, and any such action is consented to or acquiesced in by Tower Operator or is not dismissed within 90 days after the date upon which it was instituted; or any Bankruptcy proceeding is instituted against Tower Operator and (A) an Order for relief is entered in such proceeding, or (B) such proceeding is consented to or acquiesced in by Tower Operator or is not dismissed within 90 days after the date upon which it was instituted; or any action or petition is otherwise brought against Tower Operator seeking similar relief or alleging that it is insolvent, unable to pay its debts as they mature or generally not paying its debts as they become due, and such action or petition is consented to or acquiesced in by Tower Operator or is not dismissed within 90 days after the date upon which it was brought; or

(iii)The leaseback to T-Mobile Collocator or other right by T-Mobile Collocator to use and occupy the T-Mobile Collocation Space is rejected by Tower Operator under Section 365 of the federal Bankruptcy Code.

Notwithstanding anything to the contrary contained herein, no event of default shall be deemed to occur and exist under this Agreement as a result of a violation or breach by Tower Operator of (i) any term of this Agreement as a result of the occurrence of any Force Majeure, (ii) any term of this Agreement that requires Tower Operator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (x) Tower Operator complies with such Law or such Ground Lease, as applicable, in all material respects and (y) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on T-Mobile Collocator by any Governmental Authority as a result of Tower Operator's non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of Tower Operator's non-compliance in all respects with such Ground Lease and (iii) Section 5(a), Section 6, Section 8(a), Section 8(c), Section 17, Section 20 or Section 21 if such violation or breach arises out of or relates to any event, condition or occurrence that occurred prior to, or is in existence as of, the Effective Date unless such violation or breach has not been cured on or prior to the first anniversary of the Effective Date; provided, however, that if T-Mobile Collocator gives Tower Operator notice of any event, condition or occurrence giving rise to an obligation of Tower Operator to repair, maintain or modify a Tower under Section 6(a), or Tower Operator otherwise obtains knowledge thereof, Tower Operator shall remedy such event, condition or occurrence in accordance with its standard protocol and procedures for remedying similar events, conditions or occurrences with respect to its portfolio of telecommunications tower sites (taking into account whether such event, condition or occurrence is deemed an emergency, a priority or a routine matter in accordance with Tower Operator's then current practices).
(d)T-Mobile Collocator Remedies.

(i)Upon the occurrence of any event of default by Tower Operator under Section 25(c)(i) in respect of any Site, T-Mobile Collocator may terminate this Agreement as to such Site by giving Tower Operator written notice of termination, and this Agreement shall be terminated as to such Site 30 days after Tower Operator's receipt of such termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.

(ii)Upon the occurrence of any event of default by Tower Operator under Section 25(c)(ii) or Section 25(c)(iii), T-Mobile Collocator may terminate this Agreement as to such Site by giving Tower Operator written notice of termination; termination with respect to the affected Site shall be effective 30 days after Tower Operator's receipt of such termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.

(iii)Upon the occurrence of events of default by Tower Operator (excluding those resulting from any default of T-Mobile Collocator or the occurrence of any Force Majeure) not cured as provided for in Section 25(c) by Tower Operator relating to more than 20% of the Sites, in the aggregate, during any consecutive five-year period, so that the aggregate impact of those uncured defaults results in material harm to the business and operations of T-Mobile Collocator and subject to arbitration under Section 25(f), T-Mobile Collocator may, upon giving 60 days' prior written notice to Tower Operator, terminate this Agreement as to all Sites (which notice shall contain a reasonably specific description of each of such events of default), and this Agreement shall be terminated as to all Sites at the time designated by T-Mobile Collocator in its notice of termination to Tower Operator.
(iv)Notwithstanding anything to the contrary contained herein, if Tower Operator is determined to be in default pursuant to Section 25(f), then Tower Operator shall have 20 days following such determination to initiate a cure of such default and so long as such cure is diligently completed, an event of default with respect to Tower Operator shall not be deemed to have occurred.

(e)No Limitation on Remedies. T-Mobile Collocator or Tower Operator, as applicable, may pursue any remedy or remedies provided in this Agreement or any remedy or remedies provided for or allowed by law or in equity, separately or concurrently or in any combination, including (i) specific performance or other equitable remedies, (ii) money damages arising out of such default or (iii) in the case of Tower Operator's default, T-Mobile Collocator may perform, on behalf of Tower Operator, Tower Operator's obligations under the terms of this Agreement pursuant to Section 24.

(f)Arbitration. Notwithstanding anything in this Agreement to the contrary, any Party receiving notice of a default or termination under this Agreement may, within 10 days after receiving the notice, initiate arbitration proceedings to determine the existence of any such default or termination right. These arbitration proceedings shall include and be consolidated with any proceedings initiated after notices delivered at or about the same time under the applicable MPL. Such arbitration proceedings shall be conducted in accordance with and subject to the procedures for arbitration set forth in the Master Agreement.

(g)Remedies Not Exclusive. Unless expressly provided herein, a Party's pursuit of any one or more of the remedies provided in this Agreement shall not constitute an election of remedies excluding the election of another remedy or other remedies, a forfeiture or waiver of any amounts payable under this Agreement as to the applicable Site by such Party or waiver of any relief or damages or other sums accruing to such Party by reason of the other Party's failure to fully and completely keep, observe, perform, satisfy and comply with all of the agreements, terms, covenants, conditions, requirements, provisions and restrictions of this Agreement.

(h)No Waiver. Either Party's forbearance in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any event of default or of any remedy. No waiver by either Party of any right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any other right or remedy then or thereafter existing. No failure of either Party to pursue or exercise any of its powers, rights or remedies or to insist upon strict and exact compliance by the other Party with any agreement, term, covenant, condition, requirement, provision or restriction of this Agreement, and no custom or practice at variance with the terms of this Agreement, shall constitute a waiver by either Party of the right to demand strict and exact compliance with the terms and conditions of this Agreement. Except as otherwise provided herein, any termination of this Agreement pursuant to this Section 25, or partial termination of a Party's rights hereunder, shall not terminate or diminish any Parties' rights with respect to the obligations that were to be performed on or before the date of such termination.

(i)Continuing Obligations. Any termination by Tower Operator of T-Mobile Collocator's rights with respect to any or all Sites pursuant to Section 25(b) shall not diminish or limit any obligation of T-Mobile Collocator to pay the T-Mobile Total Rent Amount (or any component thereof) provided for herein or any other amounts with respect to such Site(s).

Section 26.    Quiet Enjoyment. Tower Operator covenants that T-Mobile Collocator shall, subject to the terms and conditions of this Agreement, peaceably and quietly hold and enjoy the T-Mobile Collocation Space at each Site and shall have the right provided herein to operate its equipment at each Site without hindrance or interruption from Tower Operator.

Section 27.    No Merger. There shall be no merger of this Agreement or any subleasehold interest or estate created by this Agreement in any Site with any superior estate held by a Party by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, both the subleasehold interest or estate created by this Agreement in any Site and such superior estate; and this Agreement shall not be terminated, in whole or as to any Site, except as expressly provided in this Agreement. Without limiting the generality of the foregoing provisions of this Section 27, there shall be no merger of the subleasehold interest or estate created by this Agreement in Tower Operator in any Site with any underlying fee interest that Tower Operator may acquire in any Site that is superior or prior to such subleasehold interest or estate created by this Agreement in Tower Operator.

Section 28.    Broker and Commission.

(a)All negotiations in connection with this Agreement have been conducted by and between Tower Operator and T-Mobile Collocator and their respective Affiliates without the intervention of any Person or other party as agent or broker other than TAP Advisors and Deutsche Bank (the “Financial Advisors”), which are advising T-Mobile Parent in connection with this Agreement and related transactions and which shall be paid solely by T-Mobile Parent.

(b)Tower Operator and T-Mobile Collocator warrants and represents to the other that there are no broker's commissions or fees payable by it in connection with this Agreement by reason of its respective dealings, negotiations or communications other than the advisor's fees payable to the Financial Advisors which shall be payable by T-Mobile Parent.

Section 29.    Recording of Memorandum of Site Lease Agreement; Preparation and Amendment to the Site Lease Agreement.

(a)Subject to the applicable provisions of the Master Agreement, for each T-Mobile Collocation Space at a Lease Site, following the execution of this Agreement or after any Conversion Closing, T-Mobile Collocator and Tower Operator shall each have the right, at its sole cost and expense, to cause a Memorandum of Site Lease Agreement to be filed in the appropriate County property records (unless the Ground Lease for any applicable Lease Site prohibits such recording) to provide constructive notice to third parties of the existence of this Agreement and shall promptly thereafter provide or cause to be provided in electronic form a recorded copy of same to the other Party.

(b)In addition to and not in limitation of any other provision of this Agreement, the Parties shall have the right to review and make corrections, if necessary, to any and all exhibits to this Agreement or to the applicable Memorandum of Site Lease Agreement. After making such corrections, the Party that recorded the Memorandum of Site Lease Agreement shall re-record such Memorandum of Site Lease Agreement to reflect such corrections, at the sole cost and expense of the Party that requested such correction, and shall promptly provide in electronic form a recorded copy of same to the other Party.

(c)The Parties shall cooperate with each other to cause changes to be made in the Memorandum of Site Lease Agreement for such Site, if such changes are requested by either Party to evidence any permitted changes in the description of the T-Mobile Collocation Space respecting such Site or equipment or improvements thereof, and the Party that requested such changes to the Memorandum of Site Lease Agreement shall record same at its sole cost and expense and shall promptly provide in electronic form a recorded copy of same to the other Party.

Section 30.    Damage to the Site, Tower or the Improvements.

(a)If there occurs a casualty that damages or destroys all or a Substantial Portion of any Site, then within 60 days after the date of the casualty, Tower Operator shall notify T-Mobile Collocator in writing as to whether the Site is a Non-Restorable Site, which notice shall specify in detail the reasons for such determination by Tower Operator, and if such Site is not a Non-Restorable Site (a “Restorable Site”) the estimated time, in Tower Operator's reasonable judgment, required for Restoration of the Site (a “Casualty Notice”). If Tower Operator fails to give Casualty Notice to T-Mobile Collocator within such 60-day period, the affected Site shall be deemed to be a Restorable Site. If T-Mobile Collocator disagrees with any determination of Tower Operator in the Casualty Notice that the Site is a Non-Restorable Site, T-Mobile Collocator may institute arbitration proceedings to determine any such matter in the manner described in Section 25(f). If such Site is a Non-Restorable Site, then (i) either Tower Operator or T-Mobile Collocator shall have the right to terminate T-Mobile Collocator's leaseback or other use and occupancy of the T-Mobile Collocation Space at such Site, upon written notice to the other Party (given within the time period required below) and such leaseback or other use and occupancy at such Site shall terminate as of the date of such notice and (ii) pursuant to the terms and conditions in the MPL, the applicable T-Mobile Lessor or the applicable T-Mobile Ground Lease Additional Party, as applicable, shall have the right to terminate the MPL as to such Site by written notice to Tower Operator within the time period required below, whereupon the Term as to such Site shall automatically expire as of the date of such notice of termination and T-Mobile Collocator's rights and obligations as to the leaseback or other use and occupancy of T-Mobile Collocation Space at such Site shall automatically expire as of the date of such notice of termination. Any such notice of termination shall be given not later than 30 days after receipt of the Casualty Notice (or after final determination that the Site is a Non-Restorable Site if arbitration is instituted as provided above). In all instances Tower Operator shall have the sole right to retain all insurance Proceeds related to a Non-Restorable Site.

(b)If there occurs, as to any Site, a casualty that damages or destroys (i) all or a Substantial Portion of such Site and the Site is a Restorable Site, or (ii) less than a Substantial Portion of any Site, then Tower Operator, at its sole cost and expense, shall promptly commence and diligently prosecute to completion, within a period of 60 days after the date of the damage, the adjustment of Tower Operator's insurance Claims with respect to such event and, thereafter, promptly commence, and diligently prosecute to completion, the Restoration of the Site. The Restoration shall be carried on and completed in accordance with the provisions and conditions of this Section 30.

(c)If Tower Operator is required to restore any Site in accordance with Section 30(b), all Proceeds of Tower Operator's insurance Claims with respect to the related casualty shall be held by Tower Operator or the Tower Operator Lender and applied to the payment of the costs of the Restoration and shall be paid out from time to time as the Restoration progresses. Any portion of the Proceeds of Tower Operator's insurance applicable to a particular Site remaining after final payment has been made for work performed on such Site may be retained by and shall be the property of Tower Operator. If the cost of Restoration exceeds the Proceeds of Tower Operator's insurance, Tower Operator shall pay the excess cost.

(d)Without limiting Tower Operator's obligations under this Agreement in respect of a Site subject to a casualty, if Tower Operator is required to cause the Restoration of a Site that has suffered a casualty, Tower Operator shall, if commercially feasible, make available to T-Mobile Collocator a portion of the Included Property of such Site for the purpose of T-Mobile Collocator locating, at its sole cost and expense, a temporary communications facility, and shall give T-Mobile Collocator priority over Tower Subtenants at such Site as to the use of such portion of the Site; provided, however, that (i) the placement of such temporary communications facility shall not interfere in any material respect with Tower Operator's Restoration or the continued operations of any Tower Subtenant; (ii) T-Mobile Collocator shall obtain any permits and approvals, at T-Mobile Collocator's cost, required for the location of such temporary communications facility on such Site; and (iii) there must be Available Space on the Site for locating such temporary communications facility.

(e)If Tower Operator fails at any time to diligently pursue the substantial completion of the Restoration of a Site required under this Agreement (subject to delay for Force Majeure or the inability to obtain Governmental Approvals, as opposed to merely a delay in obtaining Governmental Approvals), T-Mobile Collocator may, in addition to any other available remedy, terminate this Agreement as to T-Mobile Collocator's leaseback or other use and occupancy of the T-Mobile Collocation Space at such Site upon giving Tower Operator written notice of its election to terminate at any time prior to completion of the Restoration.

(f)From and after any casualty as to any Site described in this Section 30 and during the period of Restoration at a Site, the T-Mobile Collocation Rent and the T-Mobile Ground Rent with respect to such Site shall abate until completion of the Restoration.

(g)The Parties acknowledge and agree that this Section 30 is in lieu of and supersedes any statutory requirements under the laws of any State applicable to the matters set forth in this Section 30.

Section 31.    Condemnation.

(a)If there occurs a Taking of all or a Substantial Portion of any Site, other than a Taking for temporary use, then either Tower Operator or T-Mobile Collocator shall have the right to terminate this Agreement as to such Site by providing written notice to other within 30 days of the occurrence of such Taking, whereupon the Term shall automatically expire as to such Site, as of the earlier of (i) the date upon which title to such Site, or any portion of such Site, is vested in the condemning authority, or (ii) the date upon which possession of such Site or portion of such Site is taken by the condemning authority, as if such date were the Site Expiration Date as to such Site, and each Party shall be entitled to prosecute, claim and retain the entire Award attributable to its respective interest in such Site under this Agreement.

(b)If there occurs a Taking of less than a Substantial Portion of any Site, then this Agreement and all duties and obligations of Tower Operator under this Agreement in respect of such Site shall remain unmodified, unaffected and in full force and effect. Tower Operator shall promptly proceed with the Restoration of the remaining portion of such Site (to the extent commercially feasible) to a condition substantially equivalent to its condition prior to the Taking. Tower Operator shall be entitled to apply the Award received by Tower Operator to the Restoration of any Site from time to time as such work progresses; provided, however, that T-Mobile Collocator shall be entitled to prosecute and claim an amount of any Award reflecting its interest under this Agreement. If the cost of the Restoration exceeds the Award recovered by Tower Operator, Tower Operator shall pay the excess cost. If the Award exceeds the cost of the Restoration, the excess shall be paid to Tower Operator upon completion of the Restoration.

(c)If there occurs a Taking of any portion of any Site for temporary use, then this Agreement shall remain in full force and effect as to such Site for the remainder of the Term as to such Site. Notwithstanding anything to the contrary contained in this Agreement, during such time as Tower Operator will be out of possession of such Site, if a Lease Site, or unable to operate such Site, if a Managed Site, by reason of such Taking, the failure to keep, observe, perform, satisfy and comply with those terms and conditions of this Agreement compliance with which are effectively impractical or impossible as a result of Tower Operator's being out of possession of or unable to operate (as applicable) such Site shall not be a breach of or an event of default under this Agreement. Each Party shall be entitled to prosecute, claim and retain the Award attributable to its respective interest in such Site under this Agreement for any such temporary Taking.

(d)If there occurs a Taking of all or any part of any T-Mobile Collocation Space at any Site for temporary use, then this Agreement shall remain in full force and effect as to such Site for the remainder of the then-current Term. Notwithstanding anything to the contrary contained in this Agreement, during such time as T-Mobile Collocator shall be out of possession of such T-Mobile Collocation Space by reason of such Taking, the failure by T-Mobile Collocator to keep, observe, perform, satisfy, and comply with these terms and conditions of this Agreement compliance with which are effectively impractical or impossible as a result of T-Mobile Collocator's being out of possession of such T-Mobile Collocation Space shall not be a breach of or an event of default under this Agreement, and T-Mobile Collocator shall not be liable for payment of the T-Mobile Collocation Rent and the T-Mobile Ground Rent during the period of the temporary Taking.

Section 32.    Operating Principles.

(a)During the Term of a Site, Tower Operator shall manage, operate and maintain such Site (including with respect to the entry into, modification, amendment, extension, expiration, termination, structuring and administration of Ground Leases and Collocation Agreements related thereto), (i) in the ordinary course of business, (ii) in compliance with applicable Law in all material respects, (iii) in a manner consistent in all material respects with the manner in which Tower Operator manages, operates and maintains its portfolio of telecommunications tower sites and (iv) in a manner that shall not be less than the general standard of care in the tower industry. Without limiting the generality of the foregoing, during the Term of a Site, except as expressly permitted by the terms of this Agreement, Tower Operator shall not without the prior written consent of T-Mobile Collocator (A) manage, operate or maintain such Site in a manner that would (x) diminish the expected residual value of such Site in any material respect or shorten the expected remaining economic life of such Site, in each case determined as of the expiration of the Term of such Site, or (y) cause such Site or a substantial portion of such Site to become “limited use property” within the meaning of Rev. Proc. 2001-28, 2001-1 C.B. 1156 (except, in the case of this clause (y), as required by applicable Law or any Governmental Authority), (B) structure any related Ground Lease in a manner such that the amounts payable thereunder are above fair market value during any period following or upon the expiration of the Term of such Site (without regard to any amounts payable prior to the expiration of the Term of such Site) or (C) structure any related Collocation Agreement in a manner such that the amounts payable thereunder are less than fair market value during any period following or upon expiration of the Term of such Site (without regard to any amounts payable prior to the expiration of the Term of such Site), in each case unless otherwise expressly authorized by the terms and conditions of this Agreement and the Transaction Documents.

(b)During the Term of a Site, T-Mobile Collocator shall manage, operate and maintain the T-Mobile Collocation Space at such Site (i) in the ordinary course of business, (ii) in compliance with applicable Law in all material respects, (iii) in a manner consistent in all material respects with the manner in which T-Mobile Collocator manages, operates and maintains its other collocation spaces and (iv) in a manner that shall not be less than the general standard of care in the telecommunications industry.

Section 33.    General Provisions.

(a)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the enforcement of this Agreement with respect to a particular Site as to matters relating to real property and matters mandatorily governed by local Law, shall be governed by and construed in accordance with the laws of the state in which the Site in question is located.

(c)Entire Agreement; Successors and Assignees. This Agreement (including, for the avoidance of doubt, the Exhibits), constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assignees.

(d)Fees and Expenses. Except as otherwise specifically set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

(e)Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (i) the next Business Day when sent overnight by a nationally recognized overnight courier service, or (ii) upon delivery when personally delivered to the receiving Party. All such notices and communications shall be mailed, sent or delivered as set forth below or to such other person(s) or address(es) as the receiving Party may have designated by written notice to the other Party. In addition to the addressees below, all such notices related to a specific Site or Sites shall be sent concurrently herewith to the addresses set forth in the Site Lease Agreement applicable to such Sites.
If to T-Mobile Collocator to:
T-Mobile USA, Inc.

12920 S.E. 38th Street
Bellevue, Washington 98006
Attention: Leasing Administration

and a copy of any notice given pursuant to Section 25 to:
T-Mobile USA, Inc.
12920 S.E. 38th Street
Bellevue, Washington 98006
Attention: Legal Department

with a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention: Robert A. Profusek

If to T-Mobile Parent to:
T-Mobile USA, Inc.
12920 S.E. 38th Street
Bellevue, Washington 98006
Attention: Leasing Administration

and a copy of any notice given pursuant to Section 25 to:
T-Mobile USA, Inc.
12920 S.E. 38th Street
Bellevue, Washington 98006
Attention: Legal Department

with a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention: Robert A. Profusek

If to Tower Operator, to:
Crown Castle International Corp.
1220 Augusta Drive, Suite 500
Houston, Texas 77057
Attention: CFO (Jay Brown)
Attention: General Counsel (E. Blake Hawk)

and a copy of any notice given pursuant to Section 25 to:
Crown Castle International Corp.
1220 Augusta Drive, Suite 500
Houston, Texas 77057
Attention: Legal Department

(f)Amendment; Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

(g)Time of the Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

(h)Specific Performance. Each Party recognizes and agrees that in the event of any failure or refusal to perform the obligations required by this Agreement, remedies at Law would be inadequate and that, subject to the terms of this Agreement, in addition to such other remedies as may be available to it at Law or in equity, either party may seek injunctive relief and to enforce its rights by an action for specific performance to the fullest extent permitted by applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Subject to Section 33(j) of this Agreement, nothing contained in this Agreement shall be construed as prohibiting any Party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or applicable Law for such breach or threatened breach, including the recovery of damages.

(i)Jurisdiction and Consent to Service. Each of the Parties (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state courts of the State of New York sitting in the County of New York or federal courts of the State of New York for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, (ii)

consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement, (iii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court, and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process.

(j)WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG ANY OF THE PARTIES HEREUNDER, WHETHER UNDER OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(k)Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability under this Agreement, for: (y) any punitive or exemplary damages, or (z) any special, consequential, incidental or indirect damages, including lost profits, lost data, lost revenues and loss of business opportunity, whether or not the other Party was aware or should have been aware of the possibility of these damages. It is understood and agreed that T-Mobile Collocator or an Affiliate of T-Mobile Collocator will be entering into a particular Site Lease Agreement and that each such Affiliate executing the applicable Site Lease Agreement shall be liable with respect to such Site Lease Agreement (for the avoidance of doubt, Section 34 will remain unaffected and in full force and effect). All communications and invoices relating to a Site Lease Agreement must be directed to the party signing that Site Lease Agreement.

(l)Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m)Certain Acknowledgments. T-Mobile Collocator acknowledges on its own behalf and on behalf of all Persons acquiring an interest in any Site that their rights in and to the Sites are subject to the provisions of Section 20 of the MPL.

Section 34.    T-Mobile Parent Guarantee.

(a)T-Mobile Parent unconditionally guarantees to the Tower Operator Indemnitees the full and timely payment of all obligations of T-Mobile Collocator under Section 4 of this Agreement and any corresponding obligations of T-Mobile Collocator or any Affiliate of T-Mobile Collocator under any Site Lease Agreement (collectively, the “T-Mobile Collocator Obligations”). T-Mobile Parent agrees that if T-Mobile

Collocator (all references to T-Mobile Collocator in this Section 34 shall be deemed to include any Affiliate of T-Mobile Collocator that is a party to any Site Lease Agreement) defaults at any time during the Term of this Agreement or the term of any Site Lease Agreement in the performance of any of the T-Mobile Collocator Obligations, T-Mobile Parent shall faithfully perform and fulfill all T-Mobile Collocator Obligations and shall pay to the applicable beneficiary all reasonable attorneys' fees, court costs and other expenses, costs and disbursements incurred by the applicable beneficiary on account of any default by T-Mobile Collocator and on account of the enforcement of this guaranty.

(b)The foregoing guaranty obligation of T-Mobile Parent shall be enforceable by any Tower Operator Indemnitee in an action against T-Mobile Parent without the necessity of any suit, action or proceeding by the applicable beneficiary of any kind or nature whatsoever against T-Mobile Collocator, without the necessity of any notice to T-Mobile Parent of T-Mobile Collocator's default or breach under this Agreement or any Site Lease Agreement, and without the necessity of any other notice or demand to T-Mobile Parent to which T-Mobile Parent might otherwise be entitled, all of which notices T-Mobile Parent hereby expressly waives. T-Mobile Parent hereby agrees that the validity of this guaranty and the obligations of T-Mobile Parent hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by any Tower Operator Indemnitee against T-Mobile Collocator any of the rights or remedies reserved to such Tower Operator Indemnitee pursuant to the provisions of this Agreement, any Site Lease Agreement or any other remedy or right which such Tower Operator Indemnitee may have at law or in equity or otherwise.

(c)T-Mobile Parent covenants and agrees that this guaranty is an absolute, unconditional, irrevocable and continuing guaranty. The liability of T-Mobile Parent hereunder shall not be affected, modified or diminished by reason of any assignment, renewal, modification, extension or termination of this Agreement or any Site Lease Agreement or any modification or waiver of or change in any of the covenants and terms of this Agreement or any Site Lease Agreement by agreement of a Tower Operator Indemnitee and T-Mobile Collocator, or by any unilateral action of either a Tower Operator Indemnitee or T-Mobile Collocator, or by an extension of time that may be granted by a Tower Operator Indemnitee to T-Mobile Collocator or any indulgence of any kind granted to T-Mobile Collocator, or any dealings or transactions occurring between a Tower Operator Indemnitee and T-Mobile Collocator, including any adjustment, compromise, settlement, accord and satisfaction or release, or any Bankruptcy, insolvency, reorganization or other arrangements affecting T-Mobile Collocator. T-Mobile Parent does hereby expressly waive any suretyship defenses it might otherwise have.

(d)All of the Tower Operator Indemnitees' rights and remedies under this guaranty are intended to be distinct, separate and cumulative and no such right and remedy herein is intended to be to the exclusion of or a waiver of any other. T-Mobile Parent hereby waives presentment demand for performance, notice of nonperformance, protest notice of protest, notice of dishonor and notice of acceptance. T-Mobile Parent further waives any right to require that an action be brought against T-Mobile Collocator or any other Person or to require that resort be had by a beneficiary to any security held by such beneficiary.

(e)For the avoidance of doubt, the T-Mobile Collocator Obligations shall not include any obligations of Crown Castle International Corp. under the terms of the Parent Indemnity Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and sealed by their duly authorized representatives, all effective as of the day and year first written above.
T-MOBILE COLLOCATORS

COOK INLET/VS GSM IV PCS HOLDINGS, LLC
T -MOBILE CENTRAL LLC
T-MOBILE SOUTH LLC
POWERTEL/MEMPHIS, INC.
VOICESTREAM PITTSBURGH, L.P.
T-MOBILE WEST LLC
T-MOBILE NORTHEAST LLC
WIRELESS ALLIANCE, LLC
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.

By: /s/ David A. Miller
Name: David A. Miller
Title: Executive Vice President and General Counsel

T-MOBILE PARENT:

T-MOBILE USA, INC.

By: /s/ David A. Miller
Name: David A. Miller
Title: Executive Vice President and General Counsel

TOWER OPERATOR:

CCTMO LLC

By: /s/ Jay A. Brown_
Name: Jay A. Brown
Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to MPL Site Master Lease Agreement]